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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237575

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 2, 2020.

Preliminary Prospectus Supplement
(to Prospectus dated April 21, 2020)

1,428,571 American Depositary Shares

CHINA ONLINE EDUCATION GROUP

Representing 21,428,565 Class A Ordinary Shares

This prospectus supplement relates to an offering of an aggregate of 1,428,571 American depositary shares, or ADSs, each representing fifteen (15) Class A ordinary shares, par value $0.0001 per share, of China Online Education Group. We are offering 428,571 ADSs and the selling shareholders named in this prospectus supplement are offering 1,000,000 ADSs.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the ticker symbol "COE." On June 1, 2020, the last reported sale price of the ADSs on the NYSE was US$24.95 per ADS.

We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our ADSs involves risk. See "Risk Factors" beginning on page S-19 of this prospectus supplement and those included in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus to read about factors you should consider before buying our ADSs.

PRICE US$         PER ADS

	Per ADS	Total
Offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)(1)	$	$
Proceeds to the selling shareholders (before expenses)	$	$

(1)
See "Underwriting" beginning on page S-75 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase up to an additional 214,285 ADSs from us and the selling shareholders at the price to the public less the underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in New York, New York on or about                           , 2020.

Joint Book-Running Managers

Morgan Stanley	Needham & Company

Prospectus Supplement dated                           , 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus dated April 21, 2020 included in the registration statement on Form F-3 (No. 333-237575), initially filed with the SEC on April 6, 2020, as amended on April 21, 2020, which provides more general information, some of which may not apply to this offering.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

        You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of ADSs offered by this prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

        Before purchasing any securities, you should carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" in this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

  •
  a lesson is considered "booked" when it is taken or when the student to such lesson is confirmed absent;

  •
  an "active student" for a specified period refers to a student who booked at least one paid lesson, excluding those students who only attended paid live broadcasting lessons or trial lessons;

  •
  "ADSs" refers to our American depositary shares, each of which represents 15 Class A ordinary shares;

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

  •
  "gross billings" for a specific period refers to the total amount of cash received for the sale of course packages and services in such period, net of the total amount of refunds in such period;

  •
  "our PRC consolidated VIEs" refers to Dasheng Zhixing, Dasheng Helloworld and Dasheng Zhiyun;

  •
  "our WFOEs" refers to Dasheng Online and Helloworld Online;

  •
  a "paying student" for a specified period refers to a student that purchased a course package during the period, excluding those students who only paid for live broadcasting lessons, and the total number of "paying students" for a specified period refers to the total number of paying students for such period minus the total number of students that obtained refunds during such period;

  •
  "RMB" or "Renminbi" refers to the legal currency of China;

S-ii

  •
  "shares" or "ordinary shares" refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  "tier-one cities" refers to Beijing, Shanghai, Guangzhou, Shenzhen and Tianjin, and "non-tier-one cities" refers to cities in China other than tier-one cities;

  •
  "US$," "dollars" or "U.S. dollars" refers to the legal currency of the United States;

  •
  "we," "us," "our company," "our," and "COE" refer to China Online Education Group, a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and consolidated financial information, also include its consolidated variable interest entities;

  •
  "foreign teachers" refers to the non-Chinese teachers; and

  •
  "global teachers" refers to the non-Filipino foreign teachers.

        The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement are made at the rate as of the end of the applicable period, that is, RMB7.0808 to US$1.00, the rate in effect as of March 31, 2020, or RMB6.9618 to US$1.00, the rate in effect as of December 31, 2019, as applicable. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

S-iii

 SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated by reference therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus supplement and the accompanying prospectus (including statements incorporated by reference therein) entitled "Risk Factors," "Business" and "Operating and Financial Review and Prospects," among others, discuss factors which could adversely impact our business and financial performance.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and growth strategies;

  •
  our expectations regarding demand for and market acceptance of our brand and platform;

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  our ability to retain and increase our student enrollment;

  •
  our ability to offer new courses;

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  our ability to engage, train and retain new teachers;

  •
  our future business development, results of operations and financial condition;

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  our ability to maintain and improve infrastructure necessary to operate our education platform;

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  competition in the online education industry in China;

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  the expected growth of, and trends in, the markets for our course offerings in China;

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  relevant government policies and regulations relating to our corporate structure, business and industry;

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  general economic and business condition in China, the Philippines and elsewhere; and

  •
  assumptions underlying or related to any of the foregoing.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus supplement, the accompanying prospectus and the information incorporated by reference therein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus supplement, the accompanying prospectus and the information incorporated by reference therein with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.

S-iv

        The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the information incorporated by reference therein relate only to events or information as of the date on which the statements are made in such document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference therein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. You should not place undue reliance on these forward-looking statements.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under "Risk Factors" of this prospectus supplement and under "Item 3. Key Information—D. Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2019, or the 2019 Annual Report, which contains our audited consolidated financial statements as of December 31, 2018 and 2019 and for each of the three years ended December 31, 2017, 2018 and 2019, and is incorporated by reference in the accompanying prospectus.

Our Business

        We are a leading online education platform in China, with core expertise in English education. Our mission is to make quality education accessible and affordable. Recognizing the strong demand for improving English proficiency and the lack of effective and affordable solutions in China, our founders started with English education as our core proposition.

        English education in China traditionally focuses on test preparation instead of improving general English proficiency, including English communication skills. To address this unmet need, we have developed proprietary online and mobile education platforms that enable students across China to take live interactive English lessons with overseas foreign teachers, on demand, fostering the development of all aspects of English proficiency. Our 25-minute one-on-one lessons which are delivered by independently contracted Filipino teachers are highly affordable, with the average price of each 25-minute lesson being approximately RMB40 (US$6) for the three months period ending March 31, 2020.

        Since our initial public offering in 2016, we have experienced significant growth in the K-12 online English education market, which has since become our main focus. We have implemented a series of targeted initiatives to better engage K-12 students and their parents, including integrating highly interactive and gamified functions into our curriculum and releasing courses tailored to the student demographic, such as our Classic English Junior and 51Talk New Concept English courses. As a result of our initiatives and efforts, K-12 students' contribution to our overall gross billings reached 96.5% in the first quarter of 2020, compared with 49.0% in the second quarter of 2016 after our initial public offering.

        In the fourth quarter of 2018, we refined our core 51Talk brand to focus on the one-on-one mass market segment of the K-12 online English education market and have since expanded our market reach in non-tier-one cities in China. In the first quarter of 2020, K-12 one-on-one mass market's contribution to our overall gross billings reached 94.4%, compared to 86.1% in the first quarter of 2019 and 48.3% in the second quarter of 2016 after our initial public offering. Students from non-tier-one cities accounted for approximately 74.3% of the total gross billings from K-12 one-on-one mass market in the first quarter of 2020, compared to 72.8% in the first quarter of 2019.

        We connect our students with a large pool of highly qualified foreign teachers that we have assembled using a shared economy approach. Once our teachers have gone through our rigorous selection and training process, we give them the flexibility to deliver lessons based on their own scheduling availability, at appropriate locations of their choice, and get paid based on the number of lessons taught. This approach has enabled us to accumulate a large number of quality teachers to meet the demand from our growing base of students in a cost-effective manner. In the year ended December 31, 2019, the majority of our newly recruited teachers were acquired through referrals from existing teachers, driving our cost-efficient organic teacher acquisition. As of December 31, 2017, 2018 and 2019 and March 31, 2020, we had approximately 15.0 thousand, 21.0 thousand, 23.2 thousand and 23.8 thousand available teachers qualified to deliver lessons on our platform, respectively. As of March 31, 2020, the majority of our available teachers have bachelor's degrees and the majority of them have the certificate of "Teaching English to Speakers of Other Languages."

        Our proprietary online and mobile education platforms, particularly our Air Class solution, are critical to students' learning experience. The Air Class solution integrates a number of features that allows us to closely simulate, and in some ways surpass, a traditional classroom experience. Our 51Talk mobile app, which integrates our Air Class solution, serves as an integral part of our students' overall learning experience and allows them to book and manage lessons, access pre-lesson preparation and review materials, and take lessons at locations of their choice. Approximately 97.5% of our active students utilized our mobile app in the first quarter of 2020.

        We have designed a holistic learning solution that enhances effective learning through the integration of live lessons, practice, assessment and mentoring. We develop and tailor our proprietary curriculum specifically to our interactive lesson format and our goal of building an interactive and immersive English learning environment. Our technology-enabled interactive curriculum offers prompt interactive features and an animated in-class reward mechanism. Our streaming technology supports a smooth learning experience with its adaptive adjustment for audio and video quality, scalable video coding technology and AI-based speech and gesture recognition, pronunciation correction, voice speed deduction and background noise reduction.

        We employ student and teacher feedback and data analytics to deliver a personalized learning experience and to develop better curriculum. Our platform analyzes teachers' teaching aptitudes, feedback and rating from students as well as background and preferences, and recommends suitable teachers to students according to their respective characteristics and learning objectives. Our large pool of teachers not only allows students to take live lessons on demand by providing them with scheduling flexibility, but also ensures that we are able to accommodate and address students' individual learning behaviors and needs.

        Our unique market focus and the various components of our business model come together to create strong network effects. With our highly competitive prices, large pool of highly qualified foreign teachers and our effective proprietary curriculum and holistic learning solution, we are able to attract large numbers of students to our platform. We then employ student and teacher feedback and data analytics to deliver a more personalized learning experience for the students and further refine our curriculum, leading to better learning results for the students. This in turn attracts more students to our platform, thus feeding back into the start of the cycle. In the first quarter of 2020, our K-12 referral rate was 64.9% and the weighted average retention rate was 79.6%. We define the referral rate of K-12 students for a certain period as the percentage of new paying K-12 students in such period who informed us that they were referred by other people to our platform and calculate the weighted average retention rate as cohort new paying students booking lessons on the platform one year after their initial purchase, weighted by number of new paying students in each quarterly cohort.

        We have experienced significant growth in gross billings and net revenues in recent years and have also started generating net income in the fourth quarter of 2019. Our gross billings increased from RMB1,426.9 million in 2017 to RMB1,703.0 million in 2018, and further to RMB2,080.6 million (US$298.9 million) in 2019, and increased from RMB452.5 million in the three months ended March 31, 2019 to RMB596.9 million (US$84.3 million) in the three months ended March 31, 2020. We define gross billings for a specific period as the total amount of cash received for the sale of course packages and services in such period, net of the total amount of refunds in such period. Our net revenues increased from RMB848.0 million in 2017 to RMB1,145.5 million in 2018, and to RMB1,478.5 million (US$212.4 million) in 2019, and increased from RMB320.1 million in the three months ended March 31, 2019 to RMB487.1 million (US$68.8 million) in the three months ended March 31, 2020. Our net loss decreased from RMB580.8 million in 2017 to RMB416.7 million in 2018, and further to RMB104.4 million (US$15.0 million) in 2019, and changed from net loss of RMB66.2 million in the three months ended

March 31, 2019 to net income of RMB50.8 million (US$7.2 million) in the three months ended March 31, 2020, which includes a positive impact from coronavirus relief policies of RMB16.9 million.

Our Value Propositions

        We believe that the success of our platform is a direct result of the unique value propositions that we offer to both students and teachers.

  Value propositions to students:

  •
  engaging English learning experience tailored for every need;

  •
  access to highly effective foreign teachers and proprietary course contents;

  •
  highly affordable prices; and

  •
  flexibility to learn English anytime, anywhere.

  Value propositions to teachers:

  •
  competitive compensation;

  •
  flexibility of working hours and locations; and

  •
  sense of personal achievement.

Our Strengths

        We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

  •
  leading online education platform in China with a strong brand;

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  sustainable and balanced business and financial model, with strong operational expertise;

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  highly effective and affordable English education program on demand;

  •
  proprietary online and mobile education platforms with best-in-class curriculum offerings;

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  deep data insights and strong technological capabilities; and

  •
  visionary and passionate management team with proven track record.

Our Strategies

        Our goal is to strengthen our leading position in the online education market in China, creating a foundation for us to develop a global online education platform. We intend to achieve our goal by pursuing the following strategies:

  •
  further leverage our strong brand to grow our student and teacher base and increase student enrollments;

  •
  continue focusing on K-12 one-on-one mass market and further our market penetration into non-tier-one cities;

  •
  expand our curriculum offerings and enhance our teaching methodologies;

  •
  improve our online and mobile platforms for optimal user experience;

  •
  strengthen our technologies and data analytics capabilities to improve operational efficiency; and

  •
  pursue selective strategic acquisitions and partnerships.

Our Challenges

        The successful execution of our strategies is subject to risks and uncertainties related to our business and industry, including those relating to:

  •
  our limited operating history with our current business model, which makes it difficult to predict our future prospects and financial performance;

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  our ability to continue to attract students to purchase our course packages and to increase their spending on our platform;

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  our ability to maintain and enhance brand recognition;

  •
  our ability to conduct sales and marketing activities cost-effectively;

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  the fact we incurred, and in the future may continue to incur, net losses;

  •
  our ability to continue to engage, train and retain qualified teachers;

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  our ability to compete effectively;

  •
  our ability to successfully execute our growth strategies;

  •
  our ability to develop and introduce new curriculum that meet our existing and prospective students' expectations, and adopt new technologies important to our business; and

  •
  unexpected network interruptions or network failures.

        See "Risk Factors" and other information included in this prospectus supplement for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Recent Developments

2020 First Quarter Results

    Summary Operating Data

        The following table presents summary operating data for the periods indicated.

	For the Three Months Ended March 31,
	2019	2020
Summary of Operating Data
Gross billings(1) (in RMB millions)	452.5	596.9
Gross billings contributed by K-12 students (in RMB millions)	419.4	575.9
Active students(2) (in thousands)	227.4	286.6
Paying students(3) (in thousands)	45.3	62.1
Average spending per paying student (in RMB thousands)	10.0	9.6

Notes:

(1)
"Gross billings" for a specific period refer to the total amount of cash received for the sale of course packages and services in such period, net of the total amount of refunds in such period.

(2)
An "active student" for a specified period refers to a student who booked at least one paid lesson, excluding those students who only attended paid live broadcasting lessons or trial lessons. A lesson is considered "booked" when it is taken or when the student to such lesson is confirmed absent.

(3)
A "paying student" for a specified period refers to a student that purchased a course package during the period, excluding those students who only paid for live broadcasting lessons or trial lessons, and the total number of "paying students" for a specified period refers to the total number of paying students for such period minus the total number of students that obtained refunds during such period.

    Summary Financial Data

        The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues. This information should be read together with our unaudited interim consolidated financial statements for the three months ended March 31, 2019 and 2020 and as of March 31, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on June 2, 2020, which is incorporated by reference in the accompanying prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Three Months Ended March 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	320,074	100.0%	487,084	68,789	100%
Cost of revenues	(105,728)	33.0	(144,031)	(20,341)	29.6

Gross profit	214,346	67.0	343,053	48,448	70.4

Operating expenses:
Sales and marketing	(186,287)	58.2	(228,387)	(32,254)	46.9
Product development	(40,701)	12.7	(35,867)	(5,065)	7.4
General and administrative	(51,159)	16.0	(50,689)	(7,159)	10.4

Total operating expenses	(278,147)	86.9	(314,943)	(44,478)	64.7

Other income	—	—	16,761	2,367	3.4
Income/(loss) from operations	(63,801)	19.9	44,871	6,337	9.1

Interest income	3,051	1.0	7,577	1,070	1.6
Interest expenses and other expenses, net	(4,338)	1.4	(209)	(30)	0.0

Income/(loss) before income tax expenses	(65,088)	20.3	52,239	7,377	10.7
Income tax expenses	(1,148)	0.4	(1,447)	(204)	0.3

Net income/(loss)	(66,236)	20.7%	50,792	7,173	10.4%

    Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

  Net Revenues

        Our net revenues increased by 52.2% from RMB320.1 million in the three months ended March 31, 2019 to RMB487.1 million (US$68.8 million) in the three months ended March 31, 2020. The increase was primarily attributable to the increases in the average revenue per active students and the number of active students. The average revenue per active student in the first quarter of 2020 increased by 20.7% year-over-year. The number of active students increased by 26.0% from 227.4 thousand as of March 31, 2019 to 286.6 thousand as of March 31, 2020. The number of active students is the main driver for our revenue. We track the number of active students as a key indicator for our business growth and manage our course offerings and sales strategies accordingly.

  Cost of Revenues

        Our cost of revenues increased by 36.2% from RMB105.7 million in the three months ended March 31, 2019 to RMB144.0 million (US$20.3 million) in the three months ended March 31, 2020. This increase was primarily due to the increase in total service fees paid to teachers. The total number of paid lessons delivered on our platform increased from 6.8 million in the three months ended March 31, 2019 to 11.4 million in the three months ended March 31, 2020. We track the number of paid lessons delivered as a key indicator for our cost of revenues and manage our expenditures and budget accordingly.

        As part of Chinese government's effort to ease the burden of businesses affected by the COVID-19 outbreak, the Ministry of Human Resources and Social Security, the Ministry of Finance and the State Taxation Administration temporarily reduced and exempted employer obligation on social security contributions from February 2020. Such COVID-19 policies reduced our cost of revenues by RMB0.3 million in the three months ended March 31, 2020.

  Gross Profit

        As a result of the foregoing, our gross profit increased by 60.0% from RMB214.3 million in the three months ended March 31, 2019 to RMB343.1 million (US$48.4 million) in the three months ended March 31, 2020. Our gross margin increased from 67.0% in the three months ended March 31, 2019 to 70.4% in the three months ended March 31, 2020. The increase in gross margin was mainly attributable to product price increase and a favorable mix of higher margin products.

  Operating Expenses

        Our operating expenses increased by 13.2% from RMB278.1 million in the three months ended March 31, 2019 to RMB314.9 million (US$44.5 million) in the three months ended March 31, 2020, as a result of increases in our sales and marketing expenses, partially offset by decrease in product development expenses and general and administrative expenses.

  Sales and Marketing Expenses

        Our sales and marketing expenses increased by 22.6% from RMB186.3 million in the three months ended March 31, 2019 to RMB228.4 million (US$32.3 million) in the three months ended March 31, 2020. The increase primarily resulted from higher marketing expenses and higher sales personnel costs related to increases in the number of sales and marketing personnel. The number of our course consulting, telemarketing and account manager personnel increased to 2,654 (including 114 full-time employees and 2,540 outsourced personnel) as of March 31, 2020 from 2,257 (including 90 full-time employees and 2,167 outsourced personnel) as of March 31, 2019.

        COVID-19 policy related exemption of employer obligation on social security contributions reduced our sales and marketing expense by RMB3.7 million in the three months ended March 31, 2020.

  General and Administrative Expenses

        Our general and administrative expenses decreased by 0.9% from RMB51.2 million in the three months ended March 31, 2019 to RMB50.7 million (US$7.2 million) in the three months ended March 31, 2020. The decrease primarily resulted from a decrease in the number of general and administrative-related personnel.

        Our administrative staff decreased from 747 as of March 31, 2019 to 718 full-time employees as of March 31, 2020. Payroll and employee benefit expenses for our management and administrative personnel decreased from RMB31.8 million in the three months ended March 31, 2019 to RMB28.8 million (US$4.1 million) in the three months ended March 31, 2020.

        COVID-19 policy related exemption of employer obligation on social security contributions reduced our general and administrative expenses by RMB1.0 million in the three months ended March 31, 2020.

  Product Development Expenses

        Our product development expenses decreased by 11.9% from RMB40.7 million in the three months ended March 31, 2019 to RMB35.9 million (US$5.1 million) in the three months ended March 31, 2020. The decrease was primarily due to a decrease in the number of technology and course development-related personnel.

        Our technology staff decreased from 355 as of March 31, 2019 to 346 full-time employees as of March 31, 2020. Therefore, the amount of payroll and employee benefit expenses for our product development personnel decreased from RMB33.4 million in the three months ended March 31, 2019 to RMB30.1 million (US$4.3 million) in the three months ended March 31, 2020.

        COVID-19 policy related exemption of employer obligation on social security contributions reduced our product development expenses by RMB1.6 million in the three months ended March 31, 2020.

  Other income

        We recorded other income of RMB16.8 million (US$2.4 million) in the three months ended March 31, 2020, as compared to other income of 0 in the three months ended March 31, 2019. As part of Chinese government's effort to ease the burden of businesses affected by the COVID-19 outbreak, the Ministry of Finance and the Chinese State Taxation Administration ("STA") jointly announced on February 6, 2020 that certain companies could be waived from paying output VAT related to specific consumer services, effective from January 2020. Companies with eligible revenues can voluntarily elect to take advantage of this policy, which has been announced as temporary in nature (although an end date has not yet been communicated by the STA). In connection with our election, the allowable offset of input VAT is suspended, reducing the benefit to us to the net amount that it would ordinarily remit to the government. The favorable impact of COVID-19 relief policies was RMB10.3 million in the three months ended March 31, 2020.

        In addition, on the September 30, 2019, Ministry of Finance and the State Taxation Administration announced that from October 1, 2019 to December 31, 2021, the taxpayers engaging in the provision of life services are allowed to deduct an extra 15% of the deductible input tax for the current period from the payable tax. The impact of the policy of additional value-added tax credit for the income generated by the life services provided by enterprises was RMB6.5 million in the three months ended March 31, 2020.

  Interest income

        We recorded interest income of RMB7.6 million (US$1.1 million) in the three months ended March 31, 2020, as compared to interest income of RMB3.1 million in the three months ended March 31, 2019. Our interest income in the three months ended March 31, 2020 and 2019 were primarily attributable to purchase of time deposits and short-term investments with banks.

  Interest expenses and other expense, net

        We recorded net interest expenses and other expenses of RMB0.2 million (US$0.0 million) in the three months ended March 31, 2020, as compared to net interest expenses and other expense of RMB4.3 million in the three months ended March 31, 2019. Our net interest expenses and other expenses in the three months ended March 31, 2020 and 2019 were primarily attributable to interest expenses of long-term loan, foreign currency loss and bank charges.

  Income Tax Expense

        We incurred income tax expenses of RMB1.1 million and RMB1.4 million (US$0.2 million) in the three months ended March 31, 2019 and 2020, respectively, both of which were incurred in the Philippines and Hong Kong as a result of our local business operations.

  Net Income/(Loss)

        As a result of the foregoing, we recorded a net income of RMB50.8 million (US$7.2 million) in the three months ended March 31, 2020 compared with a net loss of RMB66.2 million in the three months ended March 31, 2019.

Impact of COVID-19 on Our Business and Operations

        The outbreak of COVID-19 led to temporary closure of our offices in several locations in China in February 2020 and forced a significant portion of our employees in China to work from home, which resulted in lower work efficiency and productivity. In our offices that have since re-opened, we have implemented stringent health protocols and adopted split team arrangements, allowing half of our employees to work onsite at any one time. During this period impacted by the COVID-19 outbreak, the number of lessons completed on our platform as well as incoming calls and trial lesson requests have increased, which we believe has been a result of the temporary closure of schools in China, prompting students to engage in more online education as they study from home. However, due to limitations on our number of available course consultants who help answer inquiries from potential customers as a result of the implementation of our health protocols, we have experienced and may continue to experience lower-than-usual conversion rate of our leads into package purchases. In addition, we also experienced difficulties in recruiting and hiring in China during the outbreak period. Although we have taken precautions to implement health protocols, stepped up online recruiting efforts to meet increasing demand, and optimized our technology infrastructure to better support the increased volume of trial lessons and regular lessons, we cannot ensure that our service quality will not be adversely affected by the changes that the continued outbreak has caused to our operations.

        Our operations in the Philippines have also been affected by the outbreak and we have taken precautions there as well. We engage independently contracted teachers and operate offices in the Philippines. Our offices in the Philippines were closed temporarily in April and May 2020 as required by the local governments. During these closures, we incurred additional expenses in providing our free trial teachers and other full time employees who normally work in these offices with temporary work spaces and technology support to allow them to work remotely. Both our employees and independently contracted teachers who normally work from home or in temporary work spaces as a result of the outbreak have experienced and may continue to experience decreased efficiency or effectiveness as well as network quality issues. As a result, whilst the demand for free trial lessons has grown, we have experienced a decreasing ability to meet such demand through independently contracted teachers in the Philippines, which might further adversely impact our conversion rate.

        While the disruption caused by the outbreak is currently expected to be temporary, it is uncertain how long these disruptions will last or the possibility of other effects on our business. Starting in April 2020, as the outbreak situation in China gradually eases, the portion of our employees in China working onsite has increased, leading to improvements in work efficiency and productivity. However, in the event that the COVID-19 outbreak cannot be effectively and timely contained, our ability to consistently offer online lessons and related services in the future may be significantly disrupted, which in turn may harm the growth rate and retention of our students, as well as our financial performance generally. Further, the COVID-19 outbreak may adversely affect our financial condition and results of operations in the second and third quarter of 2020 due to a potential decrease in the number of our lessons delivered in those two quarters as schools in China gradually re-open and make up for delayed courses. For example, in April and May 2020, the number of lessons completed on our platform as well as the number of incoming calls and trial lesson requests decreased slightly compared to those in February and March 2020, but were higher than those during the same period in 2019.

Management Change

        On May 26, 2020, we announced that Ms. Ting Shu had resigned as our senior vice president. She will remain as a member of our board of directors. Her resignation as a senior vice president did not result from any disagreement with us.

Corporate History and Structure

        We began our operations in July 2011 through Beijing Dasheng Zhixing Technology Co., Ltd., or Dasheng Zhixing, a PRC domestic company, which has become our consolidated VIE through a series of contractual arrangements. 51Talk English Philippines Corporation, or Philippines Co I, was incorporated in August 2012 to conduct our business operations in the Philippines, including teacher sourcing, teacher engagement, teacher training, teacher quality control, course content development and free trial lessons.

        In order to facilitate international capital raising of our company, we incorporated China Online Education Group, or COE, to become our offshore holding company under the laws of the Cayman Islands in November 2012. In January 2013, China Online Education (HK) Limited, or COE HK Co I, was incorporated in Hong Kong as a wholly owned subsidiary of COE. Beijing Dasheng Online Technology Co., Ltd., or Dasheng Online, was set up in June 2013 as a wholly owned subsidiary of COE HK Co I in the PRC.

        In October 2014, we undertook an internal reorganization, pursuant to which we established two new subsidiaries, namely 51Talk English International Limited, or COE HK Co II, in Hong Kong and China Online Innovations Inc., or Philippines Co II, in the Philippines. Since the reorganization, foreign teachers delivering paid lessons on our platform no longer entered into service agreements with Philippines Co I, but rather entered into service agreements with COE HK Co II. Furthermore, we transferred the bulk of our Philippine business operations from Philippines Co I to Philippines Co II, and we began to enter into employment agreements with new full-time employees in the Philippines via Philippines Co II. In January 2016, we established a new subsidiary in the Philippines, On Demand English Innovations Inc., or Philippines Co III. In April 2016, we transferred all business operations and most of the assets of Philippines Co I to Philippines Co III. After these internal reorganizations, Philippines Co III conducts our business operations relating to the free trial lessons delivered by our free trial teachers, Philippines and Philippines Co II conducts the remainder of our business operations in the Philippines, including teacher sourcing, teacher recommendation, teacher training, teacher quality control, course content development and free trial lessons offered by our free trial teachers.

        Philippines Co I currently does not have any material business operation, and we intend to gradually liquidate Philippines Co I.

        Under the Philippine Corporation Code, the business, assets and affairs of a corporation are handled and managed by a board of directors, which is composed of the number of individuals mandated under the corporation's articles of incorporation. Philippine law further requires that each director own at least one share of stock in his or her name in the books of the corporation. In order to comply with the foregoing, there are seven individual shareholders of Philippines Co II and five individual shareholders of Philippines Co III, holding an aggregate of 0.000007% and 0.004% of the equity interest of Philippines Co II and Philippines Co III, respectively. COE entered into contractual arrangements with each of (i) Philippines Co II and its seven individual shareholders and (ii) Philippines Co III and its five individual shareholders. These contractual arrangements provide us with an exclusive option to purchase all of the equity interests in Philippines Co II and Philippines Co III held by individual shareholders and the power to exercise their respective shareholder rights.

        In January 2015, we acquired and consolidated the business operations and assets of 91 Waijiao, a provider of English education programs in China that focused on offering live lessons by foreign teachers online. The following operating metrics of our company exclude the corresponding data of 91 Waijiao for all periods presented in this prospectus supplement, the accompanying prospectus and the information incorporated by reference therein, all of which have been immaterial to our overall business operation since our acquisition of the business operations and assets of 91 Waijiao: (i) the number of paid lessons booked, (ii) the number of active students, (iii) the number of paying students and (iv) the number of teachers available.

        On June 10, 2016, our ADSs began trading on the NYSE under the ticker symbol "COE." We sold a total of 2,760,000 ADSs (reflecting the full exercise of the over-allotment option by the underwriters to purchase an additional 360,000 ADSs), representing 41,400,000 Class A ordinary shares, at an initial offering price of US$19.00 per ADS. Concurrently with our initial public offering, we also issued 11,842,105 and 3,947,368 Class A ordinary shares at a price of US$19.00 per share to DCM (through two affiliated entities) and Sequoia (through SCC Growth I Holdco A, Ltd.), respectively, through private placements.

        In December 2016, we incorporated Shanghai Zhishi Education Training Co., Ltd., or Zhishi Training, as a wholly-owned subsidiary of Dasheng Zhixing to conduct our business operations in Shanghai. In January 2017, Wuhan Houdezaiwu Online Technology Co., Ltd., or Houdezaiwu Online, was incorporated as a wholly-owned subsidiary of Dasheng Zhixing to conduct our business operations in Wuhan. In October 2017, Tianjin Dasheng Zhixing Technology Co., Ltd., was incorporated as a wholly-owned subsidiary of Dasheng Zhixing to conduct our business operations in Tianjin, which was subsequently dissolved in October 2019.

        In July 2018, we incorporated Helloworld Online Education Group, or Helloworld Online Cayman, under the laws of the Cayman Islands as a wholly owned subsidiary of COE. In August 2018, Helloworld Online Education Group (HK) Limited, was incorporated in Hong Kong as a wholly owned subsidiary of Helloworld Online Cayman. Beijing Helloworld Online Technology Co., Ltd., was set up in September 2018 as a wholly owned subsidiary of Helloworld Online Education Group (HK) Limited in the PRC. Beijing Dasheng Helloworld Technology Co., Ltd. was set up in July 2018 as an operating entity of the business of small class lessons. Through a series of contractual arrangements, we obtained control over Beijing Dasheng Helloworld Technology Co., Ltd., and treat it as a consolidated VIE.

        In July 2019, we incorporated Shenzhen Dasheng Zhiyun Technology Co., Ltd., a PRC domestic company, to conduct our business operations in Shenzhen, which has become our consolidated VIE through a series of contractual arrangements.

        In September 2019, we announced a US$2.0 million share repurchase program and repurchased an aggregate of 120,548 ADSs at an average purchase price of US$ 7.08, including repurchase commissions, under this program between October 1, 2019 and March 31, 2020.

        The following diagram illustrates our current corporate structure, which include our significant subsidiaries and consolidated affiliated entities as of the date of this prospectus supplement:

Notes:

(1)
Each of Ting Shu, Huiru Yuan, Jennifer Que, Carlo Galindo, Samuel Celestino, Xing Liu and Wei Li holds 0.000001% of the equity interest in Philippines Co II. Each of Ting Shu, Huiru Yuan, Jennifer Que, Carlo Galindo and Samuel Celestino is a director of Philippines Co II. We entered into contractual arrangements with these individual shareholders which provide us an exclusive option to purchase all of the individual shareholders' equity interests in Philippines Co II and the power to exercise their shareholder rights.

(2)
Each of Jimmy Lai, Frank Lin, Nelson Tan, Luzviminda Santos Castro and Alfonso Ang Po holds 0.0008% of the equity interest in Philippines Co III. Each of these individuals is a director of Philippines Co III. We entered into contractual arrangements with these individual shareholders which provide us with an exclusive option to purchase all of the individual shareholders' equity interests in Philippines Co III and the power to exercise their respective shareholder rights.

(3)
Jack Jiajia Huang holds 99.90% of the equity interest in Philippines Co I; Kei Hattori holds 0.02% of the equity interest in Philippines Co I; Nelson Tan holds 0.06% of the equity interest in Philippines Co I; and Frank Lin holds 0.02% of the equity interest in Philippines Co I. Each of Mr. Hattori, Mr. Tan and Mr. Lin is a director of Philippines Co I.

(4)
Jack Jiajia Huang, our founder, chairman and chief executive officer, holds 73.75% of the equity interest in Dasheng Zhixing and Ting Shu, our co-founder, director and senior vice president, holds 26.25% of the equity interest in Dasheng Zhixing.

(5)
In December 2016, Shanghai Zhishi Education Training Co., Ltd., or Zhishi Training, was incorporated as a wholly-owned subsidiary of Dasheng Zhixing to conduct our business operations in Shanghai.

(6)
In January 2017, Wuhan Houdezaiwu Online Technology Co., Ltd., or Houdezaiwu Online, was incorporated as a wholly-owned subsidiary of Dasheng Zhixing to conduct our business operations in Wuhan.

(7)
Jack Jiajia Huang holds 80% of the equity interest in Shenzhen Dasheng Zhiyun Technology Co., Ltd., or Dasheng Zhiyun, Mr. Caijian Jia, an employee of us, holds 10% of the equity interest in Dasheng Zhiyun, and Mr. Jing Chen, an employee of ours, holds 10% of the equity interest in Dasheng Zhiyun.

(8)
In July, 2018, Helloworld Online Education Group, or Helloworld Online Cayman, was incorporated as a wholly-owned subsidiary of China Online Education Group.

(9)
In August 2018, Helloworld Online Education Group (HK) limited, or Helloworld Online HK, was incorporated as a wholly-owned subsidiary of Helloworld Online.

(10)
In September 2018, Beijing Helloworld Online Technology Co., Ltd., or Helloworld Online, was incorporated as a wholly-owned subsidiary of Helloworld Online HK.

(11)
Jack Jiajia Huang holds 100% of the equity interest in Beijing Dasheng Helloworld Technology Co., Ltd., or Dasheng Helloworld.

Corporate Information

        Our principal executive offices are located at 6th Floor, Deshi Building North, Shangdi Street, Haidian District, Beijing 100085, PRC. Our telephone number at this address is +86-10-5692-8909. Our registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates.

        The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on www.sec.gov. You can also find information on our website https://51talk.investorroom.com. The information contained on our website is not a part of this prospectus supplement.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated statements of comprehensive loss data (other than ADS data) for the years ended December 31, 2017, 2018 and 2019, summary consolidated balance sheet data as of December 31, 2018 and 2019 and summary consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our consolidated financial statements included in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus. Our summary consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements which are not included in or incorporated by reference into the accompanying prospectus. Our audited consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

        The following summary consolidated statements of comprehensive income/(loss) data (other than ADS data) for the three months ended March 31, 2019 and 2020, summary consolidated balance sheet data as of March 31, 2020 and summary consolidated cash flow data for the three months ended March 31, 2019 and 2020 have been derived from our unaudited interim consolidated financial statements included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on June 2, 2020, which is incorporated by reference in the accompanying prospectus, and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

        The summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus, and our unaudited interim consolidated financial statements for the three months ended March 31, 2019 and 2020 and as of March 31, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on June 2, 2020, which is incorporated by reference in the accompanying prospectus. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2020.

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Summary Consolidated Statements of Comprehensive Income/(Loss):
Net revenues	847,993	1,145,517	1,478,493	212,372	320,074	487,084	68,789
Cost of revenues	(314,121)	(410,908)	(439,923)	(63,191)	(105,728)	(144,031)	(20,341)

Gross profit	533,872	734,609	1,038,570	149,181	214,346	343,053	48,448

Operating expenses(1):
Sales and marketing	(657,065)	(731,233)	(792,591)	(113,849)	(186,287)	(228,387)	(32,254)
Product development	(223,202)	(185,000)	(157,505)	(22,624)	(40,701)	(35,867)	(5,065)
General and administrative	(224,395)	(223,057)	(196,029)	(28,158)	(51,159)	(50,689)	(7,159)

Total operating expenses	(1,104,662)	(1,139,290)	(1,146,125)	(164,631)	(278,147)	(314,943)	(44,478)

Other income	—	—	—	—	—	16,761	2,367
Income/(Loss) from operations	(570,790)	(404,681)	(107,555)	(15,450)	(63,801)	44,871	6,337

Impairment loss	—	(7,364)	—	—	—	—	—
Interest income	6,863	9,167	17,654	2,536	3,051	7,577	1,070
Interest expense and other expenses, net	(12,542)	(9,936)	(9,451)	(1,358)	(4,338)	(209)	(30)

	For the Year Ended December 31,				For the Three Months Ended March 31,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Income/(loss) before income tax expenses	(576,469)	(412,814)	(99,352)	(14,272)	(65,088)	52,239	7,377
Income tax expenses	(4,342)	(3,880)	(5,068)	(728)	(1,148)	(1,447)	(204)

Net income/(loss), all attributable to the Company's ordinary shareholders	(580,811)	(416,694)	(104,420)	(15,000)	(66,236)	50,792	7,173

Other comprehensive (loss)/income:
Foreign currency translation adjustments	(24,662)	16,939	5,356	769	(5,716)	4,544	642

Total comprehensive income/(loss)	(605,473)	(399,755)	(99,064)	(14,231)	(71,952)	55,336	7,815

Weighted average number of ordinary shares used in computing basic income/(loss) per share(2)	301,610,060	304,542,400	308,364,918	308,364,918	306,042,465	313,197,499	313,197,499
Weighted average number of ordinary shares used in computing diluted income/(loss) per share(2)	301,610,060	304,542,400	308,364,918	308,364,918	306,042,465	336,903,081	336,903,081
Net income/(loss) per share attributable to ordinary shareholders(3)
Basic	(1.93)	(1.37)	(0.34)	(0.05)	(0.22)	0.16	0.02
Diluted	(1.93)	(1.37)	(0.34)	(0.05)	(0.22)	0.15	0.02
Income/(Loss) per ADS(4)
Basic	(28.95)	(20.55)	(5.08)	(0.73)	(3.25)	2.43	0.34
Diluted	(28.95)	(20.55)	(5.08)	(0.73)	(3.25)	2.26	0.32

Notes:

(1)
Share-based compensation expenses were allocated in operating expenses as follows:

	For the Year Ended December 31				For the Three Months Ended March 31,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Sales and marketing expenses	(4,612)	(5,676)	(2,951)	(424)	(284)	(2,302)	(325)
Product development expenses	(9,039)	(7,396)	(3,472)	(499)	(574)	101	14
General and administrative expenses	(21,418)	(14,814)	(10,309)	(1,481)	(3,012)	(4,000)	(565)
(2)
The weighted average number of ordinary shares represents the sum of the weighted average number of Class A and Class B ordinary shares. See Note 13 in our audited consolidated financial statements included in our 2019 Annual Report and Note 13 in our unaudited interim consolidated financial statements for the three months ended March 31, 2019 and 2020 and as of March 31, 2020 for additional information regarding the computation of the per share amounts and the weighted average numbers of Class A and Class B ordinary shares.

(3)
Our ordinary shares are comprised of Class A ordinary shares and Class B ordinary shares. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis. As holders of Class A and Class B ordinary shares have the same dividend right and the same participation right in our undistributed earnings, the basic and diluted income (loss) per Class A ordinary share and Class B ordinary share are the same for all the periods presented during which there were two classes of ordinary shares.

(4)
Each ADS represents fifteen (15) Class A ordinary shares.

        The following table presents our summary consolidated balance sheet data as of the dates indicated.

	As of December 31,				As of March 31,
	2017	2018	2019		2020
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	320,039	413,143	342,951	49,262	331,227	46,778
Time deposits	202,659	162,688	257,508	36,989	430,061	60,737
Short term investment	100,722	136,304	452,936	65,060	452,716	63,936
Total assets	783,556	1,010,218	1,401,817	201,359	1,564,881	221,004

Advances from students	1,204,223	1,684,791	2,186,591	314,084	2,262,609	319,541
Accrued expenses and other current liabilities	220,370	201,240	166,955	23,982	199,784	28,215
Total liabilities	1,451,947	1,972,867	2,448,475	351,701	2,545,180	359,448

Total shareholders' deficit	(668,391)	(962,649)	(1,046,658)	(150,342)	(980,299)	(138,444)

Total liabilities and shareholders' deficit	783,556	1,010,218	1,401,817	201,359	1,564,881	221,004

        The following table presents our summary consolidated cash flow data for the periods indicated.

	For the Year Ended December 31				For the Three Months Ended March 31,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	55,074	29,781	397,933	57,158	8,388	172,659	24,384

Net cash provided by/(used in) investing activities	10,785	(4,898)	(412,910)	(59,312)	(155,972)	(174,280)	(24,614)

Net cash provided by/(used in) financing activities	260	68,407	(54,536)	(7,833)	(12,675)	(11,545)	(1,630)

Effect of exchange rate changes on cash and cash equivalents	(20,953)	(186)	(679)	(95)	(5,878)	1,442	204

Net increase/(decrease) in cash and cash equivalents	45,166	93,104	(70,192)	(10,082)	(166,137)	(11,724)	(1,656)

Cash and cash equivalents at beginning of the period	274,873	320,039	413,143	59,344	413,143	342,951	48,434

Cash and cash equivalents at end of the period	320,039	413,143	342,951	49,262	247,006	331,227	46,778

Non-GAAP Financial Measures

        A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial condition or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.

        In evaluating our business, we consider and use the following non-GAAP financial measures as supplemental metrics to review and assess our operating performance: non-GAAP sales and marketing expenses, non-GAAP product development expenses, non-GAAP general and administrative expenses, non-GAAP operating expenses and non-GAAP net income/(loss). To present each of these non-GAAP measures, we exclude share-based compensation expenses. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

        We believe that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding share-based compensation expenses that may not be indicative of our operating performance from a cash perspective. We believe that both management and investors benefit from these non-GAAP financial measures in assessing our performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance. We compute our non-GAAP financial measures using the same consistent method from quarter to quarter and from period to period. We believe these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision-making. A limitation of using non-GAAP measures is that these non-GAAP measures exclude share-based compensation expenses that have been and will continue to be for the foreseeable future a significant recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each non-GAAP measure. The below table provides more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.

	For the year ended December 31,				For the three months ended March 31,
	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(In thousands)
Net income/(loss)	(580,811)	(416,694)	(104,420)	(15,000)	(66,236)	50,792	7,173
Less: Share-based compensation expenses	(35,069)	(27,886)	(16,732)	(2,404)	(3,870)	(6,201)	(876)

Non-GAAP net income/(loss)	(545,742)	(388,808)	(87,688)	(12,596)	(62,366)	56,993	8,049

Sales and marketing expenses	(657,065)	(731,233)	(792,591)	(113,849)	(186,287)	(228,387)	(32,254)
Less: Share-based compensation expenses	(4,612)	(5,676)	(2,951)	(424)	(284)	(2,302)	(325)

Non-GAAP sales and marketing expenses	(652,453)	(725,557)	(789,640)	(113,425)	(186,003)	(226,085)	(31,929)

Product development expenses	(223,202)	(185,000)	(157,505)	(22,624)	(40,701)	(35,867)	(5,065)
Less: Share-based compensation expenses	(9,039)	(7,396)	(3,472)	(499)	(574)	101	14

Non-GAAP product development expenses	(214,163)	(177,604)	(154,033)	(22,125)	(40,127)	(35,968)	(5,079)

General and administrative expenses	(224,395)	(223,057)	(196,029)	(28,158)	(51,159)	(50,689)	(7,159)
Less: Share-based compensation expenses	(21,418)	(14,814)	(10,309)	(1,481)	(3,012)	(4,000)	(565)

Non-GAAP general and administrative expenses	(202,977)	(208,243)	(185,720)	(26,677)	(48,147)	(46,689)	(6,594)

Operating expenses	(1,104,662)	(1,139,290)	(1,146,125)	(164,631)	(278,147)	(314,943)	(44,478)
Less: Share-based compensation expenses	(35,069)	(27,886)	(16,732)	(2,404)	(3,870)	(6,201)	(876)

Non-GAAP operating expenses	(1,069,593)	(1,111,404)	(1,129,393)	(162,227)	(274,277)	(308,742)	(43,602)

THE OFFERING

Offering price	US$ per ADS.
ADSs offered by us	428,571 ADSs (or 475,974 ADSs if the underwriters exercise the over-allotment option to purchase additional ADSs in full).
ADSs offered by the selling shareholders	1,000,000 ADSs. (or 1,166,882 ADSs if the underwriters exercise the over-allotment option to purchase additional ADSs in full)
The ADSs	Each ADS represents fifteen (15) Class A ordinary shares. See "Description of American Depositary Shares" in the accompanying prospectus.
Ordinary shares outstanding immediately after this offering

186,427,178 Class A ordinary shares (or 188,383,658 Class A ordinary shares if the underwriters exercise the over-allotment option to purchase additional ADSs in full) and 136,612,546 Class B ordinary shares (or 136,612,546 Class B ordinary shares if the underwriters exercise the over-allotment option to purchase additional ADSs in full).

The number of ordinary shares outstanding immediately after this offering is calculated based upon 177,859,883 Class A ordinary shares and 138,751,276 Class B ordinary shares issued and outstanding as of the date of this prospectus supplement.

Over-allotment option

We and certain selling shareholders have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus supplement, to purchase up to 47,403 and 166,882 additional ADSs, respectively, at the public offering price less the underwriting discount and commission.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$         million, or approximately US$         million if the underwriters exercise the over-allotment option to purchase additional ADSs in full, at an assumed offering price of US$24.95 per ADS, which was the last reported closing price of our ADSs on June 1, 2020, after deducting the underwriting discount and commission and the estimated offering expenses payable by us.

We currently plan to use the net proceeds from this offering for general corporate purposes, which may include investing in sales and marketing activities, course development, technology infrastructure, capital expenditures and other general and administrative matters. We may also use a portion of the net proceeds for investing in, or acquiring, complementary businesses, although we have not identified any near-term investment or acquisition targets.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.
See "Use of Proceeds" for additional information.

Risk factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

Lock-up

We, our directors, executive officers, certain shareholders and the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See "Underwriting" for more information.

NYSE symbol	Our ADSs are listed on the NYSE under the symbol "COE."
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about , 2020.
Depositary for the ADSs	Deutsche Bank Trust Company Americas.

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. Before you decide to buy our securities, you should carefully consider the risks described below together with the risks described in our 2019 Annual Report and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

        Please see "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into the accompanying prospectus by reference.

Risks Related to Our Business and Industry

If we are not able to continue to attract students to purchase our course packages or to increase the spending of our students on our platform, our business and prospects will be materially and adversely affected.

        Our ability to continue to attract students to purchase our course packages and to increase their spending on our platform are critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to effectively market our platform to a broader base of prospective students, continue to develop, adapt or enhance quality educational content and services to meet the evolving demands of our existing or prospective students and expand our geographic reach. We must also manage our growth while maintaining consistent and high teaching quality, and respond effectively to competitive pressures. If we are unable to continue to attract students to purchase our course packages or to increase the spending of our students on our platform, our gross billings and net revenues may decline, which may have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the market recognition of our brand, and if we are unable to maintain and enhance brand recognition, our business, financial conditions and results of operations may be materially and adversely affected.

        We believe that the market recognition of our brand has significantly contributed to the success of our business and that maintaining and enhancing our brand recognition is critical to sustaining our competitive advantages. Our ability to maintain and enhance brand recognition and reputation depends primarily on the perceived effectiveness and quality of our curriculum and teachers, as well as the success of our branding efforts. In March 2018, we further refined our 51Talk brand to focus on K-12 one-on-one mass market program, while introducing our small class offering under the Hawo ( ) brand and our adult English courses under the WuYouYingYu ( ) brand. In February 2019, we engaged Wang Junkai, a famous singer in China, as our new brand ambassador. Our branding efforts, however, may not be successful and we may incur significant branding costs. If we are unable to maintain and further enhance our brand recognition and reputation and promote awareness of our platform, we may not be able to maintain our current level of student fees or engage qualified teachers, and our results of operations may be materially and adversely affected. Furthermore, any negative publicity or reviews relating to our company, our courses, teachers and platform or our brand ambassador, including, but not limited to, the quality of our teachers, pricing, customer service, marketing activities and software as well as complaints from current and former employees or third parties regarding management, compensation and work environment-related issues, regardless of the veracity of such publicity or reviews, could harm our brand image and in turn materially and adversely affect our business and results of operations.

If we are unable to conduct sales and marketing activities cost-effectively, our results of operations and financial condition may be materially and adversely affected.

        We have incurred significant sales and marketing expenses. Our sales expenses include telemarketing sales and free trial lesson related expenses, and our marketing expenses include online and mobile marketing and branding expenses. In December 2015, we began outsourcing part of our marketing and sales functions to independent third party suppliers who provide management and business outsourcing services. We had 4,185 sales and marketing staff (including 1,179 full-time employees and 3,006 outsourced personnel) as of March 31, 2020. We incurred RMB657.1 million, RMB731.2 million, RMB792.6 million (US$113.8 million) and RMB228.4 million (US$32.3 million) in sales and marketing expenses in 2017, 2018, 2019, and in the three months ended March 31, 2020, respectively.

        Our sales activities may not be well received by students and may not result in the levels of sales that we anticipate and our trial lessons may not be attractive to our prospective students. Furthermore, we may not be able to achieve the operational efficiency necessary to increase the revenues per sales and marketing staff. We also may not be able to retain or recruit experienced sales staff, or to efficiently train junior sales staff. Further, marketing and branding approaches and tools in the online education market in China are evolving, especially for mobile platforms. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry developments and student preferences. Failure to refine our existing marketing and branding approaches or to introduce new marketing and branding approaches in a cost-effective manner may reduce our market share, cause our revenues to decline and negatively impact our profitability.

We have incurred, and in the future may continue to incur, net losses.

        We have incurred net losses since our inception. We experienced net losses of RMB580.8 million, RMB416.7 million, and RMB104.4 million (US$15.0 million) in 2017, 2018, and 2019, respectively. For the three months ended March 31, 2020, we had a net income of RMB50.8 million (US$7.2 million), compared to a net loss of RMB66.2 million for the three months ended March 31, 2019. We had accumulated deficit of RMB1,753.8 million, RMB2,094.5 million, RMB2,198.9 million (US$315.9 million) and RMB2,148.1 million (US$303.4 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively.

        While we recognized net income for the fourth quarter of 2019 and the first quarter of 2020, we cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve profitability will depend in large part on our ability to increase our operating margin, either by growing our revenues at a rate faster than our operating expenses increase, or by reducing our operating expenses, especially our sales and market expenses, as a percentage of our net revenues. Accordingly, we intend to continue to invest in our branding and marketing activities to attract new students, improve our online and mobile platforms and data analytics capabilities to enhance student experience. As a result of the foregoing, we believe that we may incur net losses in some period in the future.

We face significant competition, and if we fail to compete effectively, we may lose our market share or fail to gain additional market share, which would adversely impact our business and financial conditions and operating results.

        The English education market in China is fragmented, rapidly evolving and highly competitive. We face competition in general English proficiency education, as well as in K-12, test preparation and other specialized areas of English education, from existing online and offline education companies. In the future, we may also face competition from new entrants into the English education market.

        Some of our competitors may be able to devote more resources than we can to the development and promotion of their education programs and respond more quickly than we can to changes in student demands, market trends or new technologies. In addition, some of our competitors may be able to respond more quickly to changes in student preferences or engage in price-cutting strategies. We cannot assure you that we will be able to compete successfully against current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressure effectively, we may lose market share or be forced to reduce our fees for course packages, either of which would adversely impact our results of operations and financial condition.

If we are not able to continue to engage, train or retain qualified teachers, we may not be able to maintain consistent teaching quality on our platform, and our business, financial conditions and operating results may be materially and adversely affected.

        Our teachers are critical to the learning experience of our students and our reputation. We seek to engage highly qualified teachers with strong English and teaching skills. We must provide competitive pay and other benefits, such as flexibility in lesson scheduling to attract and retain them. We must also provide ongoing training to our teachers to ensure that they stay abreast of changes in course materials, student demands and other changes and trends necessary to teach effectively. Furthermore, as we continue to develop new course contents and lesson formats, we may need to engage additional teachers with appropriate skill sets or backgrounds to deliver instructions effectively. We cannot guarantee that we will be able to effectively and timely engage and train such teachers, or at all. Further, given other potential more attractive opportunities for our quality teachers, over time some of them may choose to leave our platform. We have not experienced major difficulties in engaging, training or retaining qualified teachers in the past, however, we may not always be able to engage, train and retain enough qualified teachers to keep pace with our growth while maintaining consistent education quality. We may also face significant competition in engaging qualified teachers from our competitors or from other opportunities that are perceived as more desirable. A shortage of qualified teachers, a decrease in the quality of our teachers' performance, whether actual or perceived, or a significant increase in the cost to engage or retain qualified teachers would have a material adverse effect on our business and financial conditions and results of operations.

If we fail to successfully execute our growth strategies, our business and prospects may be materially and adversely affected.

        Our growth strategies include further enhancing our brand image to grow our student base and increase student enrollments, increasing our market penetration amongst K-12 students, expanding our course offerings, enhancing our teaching methods, improving the learning experience of our students, and advancing our technology. We may not succeed in executing these growth strategies due to a number of factors, including the following:

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  we may fail to further promote our platforms;

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  we may not be successful in effectively delivering or promoting our small class lessons and live broadcasting lessons;

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  we may fail to effectively promote our corporate packages;

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  we may not be able to engage, train and retain a sufficient number of qualified teachers and other key personnel;

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  we may not be able to continue to improve our personalized learning experience of our students or to enhance our existing courses or develop new courses, especially for K-12 students, that meet the changing demands for English learners;

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  we may fail to maintain the technology necessary to deliver a smooth learning experience to our students; and

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  we may not be able to identify suitable targets for acquisitions and partnership.

        If we fail to successfully execute our growth strategies, we may not be able to maintain our growth rate and our business and prospects may be materially and adversely affected as a result.

If we fail to develop and introduce new courses that meet our existing and prospective students' expectations, or adopt new technologies important to our business, our competitive position and ability to generate revenues may be materially and adversely affected.

        Historically, our core business centered on English education to adults with our Classic English course. We have since switched our focus to target K-12 students and expanded our course offerings to K-12 students to provide a broader range of situation-based English education targeting a wide range of student demographics. In addition to lessons with independently contracted Filipino teachers, we have also introduced lessons with independently contracted global teachers and Chinese teachers to provide our students a broader selection of teachers and course formats. We intend to continue developing new courses. The timing of the introduction of new courses is subject to risks and uncertainties. Unexpected technical, operational, logistical or other problems could delay or prevent the introduction of one or more new courses. Moreover, we cannot provide assurance that any of these courses or programs will match the quality or popularity of those developed by our competitors, achieve widespread market acceptance or contribute the desired level of income.

        The effectiveness of our program depends on the success of our personalized learning approach to English education, which in turn is determined by the efficiency of our data analytics know-how. We might not be able to continue to efficiently monitor and analyze relevant data important for us to provide a personalized learning experience for our students, or to continue to drive our teaching training, curriculum development and other operational aspects of our platform.

        Technology standards in internet and value-added telecommunications services and products in general, and in online education in particular, may change over time. If we fail to anticipate and adapt to technological changes, our market share and our business development could suffer, which in turn could have a material and adverse effect on our financial condition and results of operations. If we are unsuccessful in addressing any of the risks related to new courses, our reputation and business may be materially and adversely affected.

Unexpected network interruptions, security breaches or computer virus attacks and system failures could have a material adverse effect on our business, financial condition and results of operations.

        Our business depends on the performance and reliability of the internet infrastructure in China and the Philippines. In China, almost all access to the internet is maintained through state-controlled telecommunications operators. In many parts of China and the Philippines, the internet infrastructure is relatively underdeveloped, and internet connections are generally slower and less stable than in more developed countries. We cannot assure you that the internet infrastructure in China and the Philippines will remain sufficiently reliable for our needs or that either country will develop and make available more reliable internet access to our students and independently contracted teachers. Any failure to maintain the performance, reliability, security or availability of our network infrastructure may cause significant damage to our ability to attract and retain students and teachers. Major risks involving our network infrastructure include:

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  breakdowns or system failures resulting in a prolonged shutdown of our servers;

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  disruption or failure in the national backbone networks in China or the Philippines, which would make it difficult for students and independently contracted teachers to access our online and mobile platforms or to engage in live lessons;

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  damage from natural disaster or other catastrophic event such as a typhoon, volcanic eruption, earthquake, flood, telecommunications failure, or other similar events in China or in the Philippines; and

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  any infection by or spread of computer viruses.

        Any network interruption or inadequacy that causes interruptions in the availability of our online and mobile platforms or deterioration in the quality of access to our online and mobile platforms could reduce student satisfaction and result in a reduction in the activity level of our students and the number of students purchasing our course packages. If sustained or repeated, these performance issues could reduce the attractiveness of our platform. Furthermore, increases in the volume of traffic on our online and mobile platforms could strain the capacity of our existing computer systems and bandwidth, which could lead to slower response times or system failures. The internet infrastructure in China and in the Philippines may not support the demands associated with continued growth in internet usage. This would cause a disruption or suspension in our lesson delivery, which could hurt our brand and reputation. We may need to incur additional costs to upgrade our technology infrastructure and computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future.

        All of our servers and routers, including backup servers, are currently hosted by third-party service providers in multiple cities in China. We do not maintain any backup servers outside of these cities. We also rely on major telecommunication companies to provide us with data communications capacity primarily through local telecommunications lines and internet data centers to host our servers. We may not have access to alternative services and we have no control over the costs of services. If the prices that we pay for telecommunications and internet services in China and the Philippines rise significantly, our gross profit and net income could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our visitor traffic may decrease, which in turn may harm our revenues.

Higher labor costs, inflation and implementation of stricter labor laws in the PRC, the Philippines and North America may adversely affect our business, financial conditions and results of operations.

        Labor costs in China have increased with China's economic development, particularly in the large cities where our offices are based. Rising inflation in China is also putting pressure on wages and the average wage level for our employees has also increased in recent years. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated governmental agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our students by increasing prices for our courses or improving the utilization of our staff, our profitability and results of operations may be materially and adversely affected. Furthermore, the PRC government has promulgated new laws and regulations to enhance labor protection in recent years, such as the Labor Contract Law and the Social Insurance Law. As the interpretation and implementation of these new laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. For instance, in December 2015, we began outsourcing part of our marketing and sales functions to independent third party suppliers who provide management and business outsourcing services to us. There remains a degree of uncertainty as to whether this service outsourcing arrangement will be deemed a labor dispatch arrangement under current PRC laws and regulations. If the authorities take the view that this outsourcing arrangement constitutes labor dispatch and thus violates relevant labor laws, we may be ordered to terminate this outsource arrangement and may even be fined or have our business license revoked. If we are subject to penalties or incur significant liabilities in connection with labor disputes or investigation, our business and profitability may be adversely affected.

        In addition, our future success depends, to a significant extent, on our ability to engage, train and retain qualified personnel in the Philippines, particularly experienced independently contracted teachers with expertise in English education. Our experienced mid-level managers in the Philippines are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. We benefit from lower labor costs in the Philippines, but the Philippines is subject to relatively high degrees of political and social instability. Disruptions resulting from this instability could decrease our efficiency and increase our costs. Any political or economic instability in the Philippines could result in our having to replace or reduce these labor sources, which may increase our labor costs and have an adverse impact on our results of operations.

        In the third quarter of 2015, we began offering one-on-one lessons with independently contracted global teachers, which we define as the non-Filipino foreign teachers, to complement our pool of independently contracted Filipino teachers. We have expanded our pool of independently contracted North American teachers since we launched the American Academy program in the second quarter of 2016. We engage our independently contracted foreign teachers as independent contractors whose rights differ from those of employees. There are uncertainties in determining whether a service provider is an independent contractor or an employee. The level and extent of control exercised by the hiring entity, among other factors, would determine the employment status. Our labor costs will increase if we engage our independently contracted teachers in the Philippines or North America as full-time employees or if courts or relevant authorities in the Philippines or North America determine that our independently contracted teachers are deemed employees instead of independent contractors. In addition, we would need to apply for employment permit with the competent authorities in China if our independently contracted Filipino or North American teachers are deemed employees located in China.

        We also rely on some third-party vendors in Hong Kong to handle the payment of the compensation of our teachers in the Philippines. Any failure of this vendor to provide these services may negatively impact our relationships with teachers in the Philippines, damage our reputation and cause us to lose teachers while making it difficult to find replacement teachers.

Some students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their English proficiency or general dissatisfaction with our programs, which may adversely affect our business, financial condition, results of operations and reputation.

        The success of our business depends in large part on our ability to retain our students by delivering a satisfactory learning experience and improving their English proficiency. If students feel that we are not providing them the experience they are seeking, they may choose not to renew their existing packages. For example, our education programs may fail to significantly improve a student's English proficiency. There are no standard assessments or tests to measure the effectiveness of our lessons or teaching methods, and our ability to improve the English proficiency of our students is largely dependent upon the interests, efforts and time commitment of each student. Student satisfaction and, especially for K-12 students, parent satisfaction with our programs may decline for a number of reasons, many of which may not reflect the effectiveness of our lessons and teaching methods. A student's learning experience may also suffer if his or her relationship with our teachers does not meet expectations. If a significant number of students fail to significantly improve their English proficiency after taking our lessons or if their learning experiences with us are unsatisfactory, they may not purchase additional lessons from us or refer other students to us and our business, financial condition, results of operations and reputation would be adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third party allegations of infringement may be costly and ineffective.

        We believe that our copyrights, trademarks and other intellectual property are essential to our success. We depend to a large extent on our ability to develop and maintain the intellectual property rights relating to our technology and course materials. We have devoted considerable time and energy to the development and improvement of our websites, mobile apps, our Air Class platform and our course materials.

        We rely primarily on copyrights, trademarks, trade secrets and other contractual restrictions for the protection of the intellectual property used in our business. Nevertheless, these provide only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Our trade secrets may become known or be independently discovered by our competitors. Third parties may in the future pirate our course materials and may infringe upon or misappropriate our other intellectual property. Infringement upon or the misappropriation of, our proprietary technologies or other intellectual property could have a material adverse effect on our business, financial condition or operating results. Policing the unauthorized use of proprietary technology can be difficult and expensive. As of the date of this prospectus supplement, one of our Chinese trade-names, WuYouYingYu ( ), has been registered under the international category 16 of posters or printed matters, international category 38 of telecom, international category 45 of wedding services, and international category 41 of education or training.

        Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation may be costly and divert management's attention away from our business. An adverse determination in any such litigation would impair our intellectual property rights and may harm our business, prospects and reputation. Enforcement of judgments in China is uncertain, and even if we are successful in litigation, it may not provide us with an effective remedy. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may encounter disputes from time to time relating to our use of intellectual property of third parties.

        We cannot be certain that third parties will not claim that our business infringes upon or otherwise violates patents, copyrights or other intellectual property rights that they hold. We cannot assure you that third parties will not claim that our courses and marketing materials, online courses, products, and platform or other intellectual property developed or used by us infringe upon valid copyrights or other intellectual property rights that they hold. We may be subject to claims by educational institutions and organizations, content providers and publishers, competitors and others on the grounds of intellectual property rights infringement, defamation, negligence or other legal theories based on the content of the materials that we or our teachers distribute or use in our business operation. These types of claims have been brought, sometimes successfully, against us in the past. We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes.

        Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our management's attention and resources or result in the loss of goodwill associated with our brand. If a lawsuit against us is successful, we may be required to pay substantial damages and/or enter into royalty or license agreements that may not be based upon commercially reasonable terms, or we may be unable to enter into such agreements at all. We may also lose, or be limited in, the rights to offer some of our programs, parts of our platform and products or be required to make changes to our course materials or websites. As a result, the scope of our course materials could be reduced, which could adversely affect the effectiveness of our curriculum, limit our ability to attract new students, harm our reputation and have a material adverse effect on our results of operations and financial position.

Failure to protect confidential information of our teachers and students against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

        A significant challenge to the online education industry is the secure storage of confidential information and its secure transmission over public networks. Other than purchases made by our corporate partners, purchases of our course packages are made through our website, our mobile apps, our WeChat public account and mini program, T-mall store, bank remittance, bank card, and third party platforms. In addition, online payments for our course packages are settled through third-party online payment services. Maintaining complete security for the storage and transmission of confidential information on our technology platform, such as student names, personal information and billing addresses, is essential to maintaining student confidence.

        We have adopted security policies and measures to protect our proprietary data and student information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our students' visits to our website and use of our mobile apps. Such individuals or entities obtaining our students' confidential or private information may further engage in various other illegal activities using such information. Any negative publicity on our website's or mobile apps' safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

        Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the internet and mobile platforms have recently come under increased public scrutiny. Increased regulation by the PRC government of data privacy on the internet is likely, and we may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how we store and process the data of our teachers and students. For example, the MOE, jointly with other certain PRC government authorities, promulgated the Online After-School Training Opinions, which became effective on July 12, 2019 and provides that online after-school training institutions shall, among others, file with the competent provincial education regulatory authorities the certificate and the grade evaluation report for the graded protection of cyber security and the materials related to certain management systems regarding the protection of personal information and cyber security. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations Relating to After-School Tutoring" in our 2019 Annual Report. Further, the MOE, jointly with certain other PRC government authorities, issued the Opinions on Educational Applications on August 10, 2019, which requires that Educational Applications shall, among others, obtain the certificate and the grade evaluation report for graded protection of cyber security before filing with competent provincial regulatory authorities for education. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulation Relating to Educational Applications" in our 2019 Annual Report. Further, there are a number of legislative proposals in the European Union and the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations in areas affecting our business. We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws or regulations concerning data protection, or the interpretation and application of existing data protection laws or regulations, which is often uncertain and in flux, could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our students. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

        Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other student data, could cause our students to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online education services generally, which may negatively impact our business prospects.

We face risks related to outbreaks of health epidemics, natural disasters, and other extraordinary events, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operations.

        Our business could be adversely affected by the outbreak of Zika, Ebola, avian influenza, severe acute respiratory syndrome, or SARS, the influenza A (H1N1), H7N9, COVID-19 or other epidemics. Any of such occurrences could cause severe disruption to our daily operations, and may even require a temporary closure of our offices. Such closures may disrupt our business operations and adversely affect our results of operations. Our operation could also be disrupted if any of our students, teachers or business partners were affected by such health epidemics.

        The outbreak of COVID-19 led to temporary closure of our offices in several locations in China in February 2020 and forced a significant portion of our employees in China to work from home, which resulted in lower work efficiency and productivity. In our offices that have since re-opened, we have implemented stringent health protocols and adopted split team arrangements, allowing half of our employees to work onsite at any one time. During this period impacted by the COVID-19 outbreak, the number of lessons completed on our platform as well as incoming calls and trial lesson requests have increased, which we believe has been a result of the temporary closure of schools in China, prompting students to engage in more online education as they study from home. However, due to limitations on our number of available course consultants who help answer inquiries from potential customers as a result of the implementation of our health protocols, we have experienced and may continue to experience lower-than-usual conversion rate of our leads into package purchases. In addition, we also experienced difficulties in recruiting and hiring in China during the outbreak period. Although we have taken precautions to implement health protocols, stepped up online recruiting efforts to meet increasing demand, and optimized our technology infrastructure to better support the increased volume of trial lessons and regular lessons, we cannot ensure that our service quality will not be adversely affected by the changes that the continued outbreak has caused to our operations.

        Our operations in the Philippines have also been affected by the outbreak and we have taken precautions there as well. We engage independently contracted teachers and operate offices in the Philippines. Our offices in the Philippines were closed temporarily in April and May 2020 as required by the local governments. During these closures, we incurred additional expenses in providing our free trial teachers and other full time employees who normally work in these offices with temporary work spaces and technology support to allow them to work remotely. Both our employees and independently contracted teachers who normally work from home or in temporary work spaces as a result of the outbreak have experienced and may continue to experience decreased efficiency or effectiveness as well as network quality issues. As a result, whilst the demand for free trial lessons has grown, we have experienced a decreasing ability to meet such demand through independently contracted teachers in the Philippines, which might further adversely impact our conversion rate.

        While the disruption caused by the outbreak is currently expected to be temporary, it is uncertain how long these disruptions will last or the possibility of other effects on our business. Starting in April 2020, as the outbreak situation in China gradually eases, the portion of our employees in China working onsite has increased, leading to improvements in work efficiency and productivity. However, in the event that the COVID-19 outbreak cannot be effectively and timely contained, our ability to consistently offer online lessons and related services in the future may be significantly disrupted, which in turn may harm the growth rate and retention of our students, as well as our financial performance generally. Further, the COVID-19 outbreak may adversely affect our financial condition and results of operations in the second and third quarter of 2020 due to a potential decrease in the number of our lessons delivered in those two quarters as schools in China gradually re-open and make up for delayed courses. For example, in April and May 2020, the number of lessons completed on our platform as well as the number of incoming calls and trial lesson requests decreased slightly compared to those in February and March 2020, but were higher than those during the same period in 2019.

        We are also vulnerable to natural disasters and other calamities, including fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, and any other severe weather conditions or similar event may give rise to loss of personnel, damages to property, server interruptions, breakdowns, technology platform failures or internet failures, where our operations could be materially and adversely affected.

Territorial disputes between China and the Philippines may disrupt the Philippine economy and business environment, which may negatively impact our business operations in the Philippines.

        The Philippines, China and several Southeast Asian nations have had a series of long-standing territorial disputes over certain islands in the South China Sea, also known as the West Philippine Sea. The Philippines maintains that its claim over the disputed territories is supported by recognized principles of international law consistent with the United Nations Convention on the Law of the Sea. The Philippines brought the dispute to arbitration, of which the ruling was rejected by China.

        Although the diplomatic relationship between the PRC and the Philippines has significantly improved and the dispute between the Philippines and the PRC has been thus assuaged since President Rodrigo Duterte and his government came into power in 2016, we cannot be sure that the territorial disputes will not escalate or new disputes will not arise in the future. Should these territorial disputes continue or escalate further, the Philippines and its economy may be disrupted and our operations could be adversely affected as a result. In particular, further disputes between the Philippines and China may lead both countries to impose trade restrictions on the other's imports. Any such impact from these disputes could adversely affect the Philippine economy, and materially and adversely affect our business, financial position and financial performance.

        Furthermore, as most of our independently contracted teachers are from the Philippines, any significant deterioration in China's political relations with the Philippines could make it more difficult for us to attract independently contracted teachers or hire employees in the Philippines, and discourage some of our students from purchasing our course packages or our independently contracted teachers from offering lessons. Any prolonged intense diplomatic relations between China and the Philippines may adversely affect our business.

Our brand image, business and results of operations may be adversely impacted by students and independently contracted teachers' misconduct and misuse of our platform.

        Our platforms allow independently contracted teachers and students to engage in real-time communication. Because we do not have full control over how and what our independently contracted teachers and students will use our platform to communicate, our platforms may from time to time be misused by individuals or groups of individuals to engage in immoral, disrespectful, fraudulent or illegal activities. Though there have not been any such incidents on our platform that have been covered by media reports or internet forums, any such coverage could generate negative publicity about our brand and platform. We have implemented control procedures, such as training and sample auditing, to require our independently contracted teachers not to distribute any illegal or inappropriate content and conduct any illegal or fraudulent activities on our platforms, but such procedures may not prevent all such content or activities from being posted or carried out. Moreover, as we have limited control over the real-time and offline behavior of our students and independently contracted teachers, to the extent such behavior is associated with our platforms, our ability to protect our brand image and reputation may be limited. Our business and the public perception of our brand may be materially and adversely affected by misuse of our platform. In addition, if any of our students or independently contracted teachers suffers or alleges to have suffered physical, financial or emotional harm following contact initiated on our platform, we may face civil lawsuits or other liabilities initiated by the affected student or independently contracted teacher, or governmental or regulatory actions against us. In response to allegations of illegal or inappropriate activities conducted on our platform or any negative media coverage about us, PRC governmental authorities may intervene and hold us liable for non-compliance with PRC laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some of the features and services provided on our platform. As a result, our business may suffer and our brand image, student base, results of operations and financial condition may be materially and adversely affected.

Our employees may engage in misconduct or other improper activities or misuse our platform, which could harm our reputation.

        We are exposed to the risk of employee fraud or other misconduct. Employee misconduct could include intentionally failing to comply with government regulations, engaging in unauthorized activities and misrepresentation to our potential students during marketing activities, which could harm our reputation. For example, due to the prevalence in China of the use of instant messaging platforms such as WeChat, our employees may engage in promotional activities in certain parent-teacher group chats in a manner prohibited by PRC laws and regulations. Employee misconduct could also involve improper use of our students' and independently contracted teachers' sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. Employee misconduct could also involve making payments to government officials or third parties that would expose us to being in violation of laws. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, financial condition and results of operations.

Allegations, harassment or other detrimental conduct by third parties, as well as the public dissemination of negative, inaccurate or misleading information about us, could harm our reputation and adversely affect the price of our ADSs.

        We may be subject to allegations by third parties or purported current or former employees, negative internet postings or other negative, inaccurate or misleading publicity related to our business and operations. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to our board, advisors, regulatory agencies, media or other organizations. Depending on their nature and significance, we may need to conduct internal investigations to appropriately review any such allegations. We may also be subject to government or regulatory inquiries or, investigations or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Allegations may be posted on the internet, including social media platforms, by anyone anonymously. Any negative, inaccurate or misleading publicity about us or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their subscribers' and participants' posts, often without filters or checks on the accuracy of the content posted. Information posted on the internet or otherwise publicly released, including by us or our employees, may be inaccurate or misleading, and the information or the inaccurate or misleading nature of the information, may harm our reputation, business or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative, inaccurate, or misleading information about our business and operations, which in turn may cause us to lose market share or students, and adversely affect the price of our ADSs.

We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.

        We have made and intend to continue to make acquisitions or equity investments in additional businesses that complement our existing business. We may not be able to successfully integrate acquired businesses and we may not have control over the businesses or operations of our minority equity investments, the value of which may decline over time. As a result, our business and operating results could be harmed. In addition, if the businesses we acquire or invest in do not subsequently generate the anticipated financial performance or if any goodwill impairment test triggering event occurs, we may need to revalue or write down the value of goodwill and other intangible assets in connection with such acquisitions or investments, which would harm our results of operations. In addition, we may be unable to identify appropriate acquisition or strategic investment targets when it is necessary or desirable to make such acquisition or investment to remain competitive or to expand our business. Even if we identify an appropriate acquisition or investment target, we may not be able to negotiate the terms of the acquisition or investment successfully, finance the proposed transaction or integrate the relevant businesses into our existing business and operations. Furthermore, as we often do not have control over the companies in which we only have minority stake, we cannot ensure that these companies will always comply with applicable laws and regulations in their business operations. Material non-compliance by our investees may cause substantial harms to our reputations and the value of our investment.

Our use of some unregistered business premise could be challenged by the relevant government authorities, which may cause interruptions to our business operations.

        As of March 31, 2020, we leased twenty-eight office facilities in China for our operations. A portion of our business premises have not been registered with the local counterpart of the State Administration for Market Regulation, or SAMR (established by merged State Administration of Industry and Commerce, or the SAIC, the General Administration of Quality Supervision, Inspection and Quarantine and the China Food and Drug Administration according to 2018 Institutional Reform Plan), pursuant to the relevant PRC laws and regulations. If the relevant PRC government authorities discover or determine that Beijing Dasheng Zhixing Technology Co., Ltd., or Dasheng Zhixing, conducts business at unregistered business premises, it may order Dasheng Zhixing to make correction within a given period or to cease the use of such unregistered business premises as its business premises, and may concurrently levy a fine up to RMB100,000 on Dasheng Zhixing. As of the date of this prospectus supplement, we are not aware of any claims or actions being contemplated or initiated by governmental authorities or any other third parties with respect to our use of unregistered business premises to conduct our business in PRC. However, we cannot assure you that our use of such unregistered business premises will not be challenged. In addition, all of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by PRC law, which may expose us to potential fines.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

        We lease properties for our offices in China and the Philippines. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate our affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our affected operations could adversely affect our business and operations.

The wide variety of payment methods that we accept subjects us to third-party payment processing-related risks.

        We accept payments using a variety of methods, including bank transfers, online payments with credit cards and debit cards issued by major banks in China, and payment through third-party online payment platforms such as Alipay, WeChat Pay, China Merchants Bank Aggregate Paying Platform, 99Bill.com and UnionPay. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be susceptible to fraud and other illegal activities in connection with the various payment methods we offer. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and become unable to accept credit and debit card payments from our students, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

If our senior management is unable to work together effectively or efficiently or if we lose their services, our business may be severely disrupted.

        Our success heavily depends upon the continued services of our management. In particular, we rely on the expertise and experience of Mr. Jack Jiajia Huang, our founder, chairman and chief executive officer, and Ms. Ting Shu, our co-founder, director and senior vice president, who are husband and wife. We also rely on the experience and services from other senior management, including Mr. Liming Zhang, our co-founder and chief operating officer, Mr. Min Xu, our chief financial officer. If they cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose students, teachers, and other key professionals and staff members. Our senior management has entered into employment agreements with us, including confidentiality and non-competition clauses. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Currency fluctuations in the Philippine Peso, Hong Kong dollars or U.S. dollars against Renminbi could increase our expenses and materially and adversely affect our results of operations.

        All of our revenues are denominated in Renminbi, and a significant portion of our costs are incurred in Philippine Pesos and U.S. dollars, including service fee payments to nearly all of our teachers. We engage independently contracted teachers and lease properties in the Philippines. We are exposed to the risk of cost increases due to inflation in the Philippines and the depreciation of Renminbi. In the third quarter of 2015, we began offering one-on-one lessons with independently contracted global teachers whose payments are made in U.S. dollars. We are therefore exposed to the risk of an increase in the value of the U.S. dollars against Renminbi, which would increase our expenses. In addition, as we currently engage some third-party vendors to handle the payment of the service fees of our independently contracted foreign teachers in the Philippines and in the rest of the world, and we settle the balance with them in Hong Kong dollars, we are also exposed to the risk of an increase in the value of the Hong Kong dollar against Renminbi. Currency fluctuations in the Philippine Peso, Hong Kong dollars or U.S. dollars against Renminbi could create economic instability that may increase our expenses and harm our business operations.

        The Philippines continues to experience inflation, currency declines and shortages of foreign exchange. In addition, the Renminbi has also fluctuated against the U.S. dollar, at times significantly and unpredictably. The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China and the value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may increase our expenses and have a material adverse effect on our results of operations.

We are subject to certain regional political and economic risks that may have a material adverse effect on our results of operations.

        We engage independently contracted teachers and operate offices in the Philippines. Accordingly, our business, results of operations and financial condition may be materially and adversely affected by significant political, social and economic developments in the Philippines or changes in Philippine laws and regulations. In particular, our Philippine operations and our operating results may be adversely affected by:

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  changes in policies of the government or changes in laws and regulations, or in the interpretation or enforcement of these laws and regulations;

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  measures that may be introduced to control inflation, such as interest rate increases or bank account withdrawal controls; and

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  changes in the tax laws and regulations.

        The Philippines has historically experienced low growth in its gross domestic product, significant inflation and shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the United States. These conditions could create political or economic instability that may harm our business and results of operations.

        In addition, the Philippines has in the past and may in the future experience political instability, including strikes, demonstrations, protests, marches, coups d'etat, guerilla activity or other types of civil disorder. These instabilities and any adverse changes in the political environment in the Philippines could increase our costs, increase our exposure to legal and business risks, disrupt our office operations in the Philippines or affect our ability to engage independently contracted teachers.

Our results of operations are subject to seasonal fluctuations.

        Our industry generally experiences seasonality, reflecting a combination of traditional education industry patterns and new patterns associated with the online platform in particular. Seasonal fluctuations have affected, and are likely to continue to affect, our business. In general, our industry experiences lower growth of gross billings and net revenues in the first quarter due to the Chinese New Year holiday, and our industry enjoys higher growth during the summer months. We also noticed that K-12 students tend to take more lessons in the third quarter due to summer holidays and less in the fourth quarter during the fall semester as school workload is heavier, which affect our revenue recognitions for those quarters. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. As the percentage of K-12 students among our paying students and active students has been increasing during the past year, the seasonality may become more prominent, especially in the third quarter. Due to our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

We have granted options and restricted share units, and may continue to grant options, restricted share units and other types of awards under our share incentive plans, which may result in increased share-based compensation expenses.

        We adopted share incentive plans in September 2013, or the 2013 Plan, and in December 2014, or the 2014 Plan. The 2014 Plan was amended in February 2016. Under the 2013 Plan and the 2014 Plan, we are authorized to grant options or share purchase rights to purchase up to an aggregate of 36,229,922 Class A ordinary shares as of the date of this prospectus supplement. In May 2016, we adopted the 2016 share incentive plan, or the 2016 Plan, pursuant to which a maximum of 4,600,000 Class A ordinary shares may be issued pursuant to all awards granted thereunder. Beginning in 2017, the number of shares reserved for future issuances under the 2016 Plan will be increased by a number equal to 1.5% of the total number of outstanding shares on the last day of the immediately preceding calendar year, or such lesser number of Class A ordinary shares as determined by our board of directors, during the term of the 2016 Plan. As of January 1, 2020, the maximum aggregate number of Class A ordinary shares which may be issued pursuant to all awards granted under the 2016 Plan was increased to 22,922,738. As of May 25, 2020, options to purchase a total of 20,946,935 Class A ordinary shares were issued and outstanding, and 281,250 restricted share units were outstanding under the 2013 Plan and the 2014 Plan. As of May 25, 2020, 7,850,245 restricted share units were outstanding under the 2016 Plan. As a result of grants and potential future grants under the 2013 Plan, the 2014 Plan and the 2016 Plan, we have incurred and will continue to incur share-based compensation expenses. We have recognized share-based compensation expense in the amount of RMB16.7 million (US$2.4 million) and RMB6.2 million (US$0.9 million) in 2019 and in the three months ended March 31, 2020, respectively. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

We have limited insurance coverage for our operations in China and the Philippines, which could expose us to significant costs and business disruption.

        We do not maintain any liability insurance or property insurance policies covering students, equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance. We maintain commercial medical insurance for our management in China and provide government-mandated medical insurance to all of our employees in the Philippines and China, with supplementary medical insurance to certain of our employees in the Philippines and China. However, as the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business-related insurance products. We also have limited experience dealing with the insurance industry in the Philippines. We do not maintain business interruption insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

        Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements as of December 31, 2017, 2018, and 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting and other control deficiencies as of December 31, 2017, 2018, and 2019. As defined in standards established by the United States Public Company Accounting Oversight Board, or the PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified is related to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge and experience to establish and implement key controls over period end closing and financial reporting and to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. Following the identification of the material weakness and other control deficiencies, we have taken measures and plan to continue to take measures to remedy these deficiencies. For details of these remedies, see "Item 15. Control and Procedures" in our 2019 Annual Report. However, the implementation of these measures so far has not fully addressed and remediated the material weakness and deficiencies in our internal control over financial reporting. Our failure to correct the material weakness and control deficiencies or our failure to discover and address any other material weakness or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

        Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Since our initial public offering, we are subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, which requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the year ending December 31, 2017. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The audit report included in the 2019 Annual Report is prepared by auditors who are not inspected by the Public Company Accounting Oversight Board, and, as such, you are deprived of the benefits of such inspection.

        Our auditor, the independent registered public accounting firm that issued the audit reports included in the 2019 Annual Report, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is subject to the laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance applicable professional standards. Our auditors are located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB's inability to inspect audit work paper and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. However, it remains unclear what further actions, if any, the SEC and PCAOB will take to address the problem.

        This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

        As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the New York Stock Exchange of issuers included on the SEC's list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act (the "Kennedy Bill"). If passed by the U.S. House of Representatives and signed by the U.S. President, the Kennedy Bill would amend the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded "over-the-counter" if the auditor of the registrant's financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. It is unclear if and when any of such proposed legislations will be enacted. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

Proceedings instituted by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' audit work papers with respect to certain PRC-based companies that are publicly traded in the United States. On January 22, 2014, the administrative law judge, or the ALJ, presiding over the matter rendered an initial decision that each of the firms had violated the SEC's rules of practice by failing to produce audit work papers to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms' audit documents via the CSRC.

        Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms' compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs from the NYSE or the termination of the registration of our ADSs under the Exchange Act, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our Corporate Structure

If the PRC government finds that the contractual arrangements that establish the structure for holding our ICP license do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership in entities that provide value-added telecommunication services, is subject to restrictions under current PRC laws and regulations. For example, in accordance with the Negative List, and other applicable laws and regulations, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except for e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

        We are a Cayman Islands company and our PRC subsidiaries, Beijing Dasheng Online Technology Co., Ltd., or Dasheng Online, and Beijing Helloworld Online Technology Co., Ltd, or Helloworld Online, are considered foreign-invested enterprises. To comply with PRC laws and regulations, we operate our www.51talk.com website through our PRC consolidated VIE, Dasheng Zhixing. Dasheng Zhixing holds our ICP License for www.51talk.com. Dasheng Zhixing is 73.75% owned by Mr. Jack Jiajia Huang, and 26.25% owned by Ms. Ting Shu. We operate our Hawo ( ) brand through our PRC consolidated VIE, Beijing Dasheng Helloworld Technology Co., Ltd., or Dasheng Helloworld. Dasheng Helloworld is 100% owned by Mr. Jack Jiajia Huang. We operate our research on video and audio technologies through one of our PRC consolidated VIEs, Shenzhen Dasheng Zhiyun Technology Co., Ltd., or Dasheng Zhiyun. Dasheng Zhiyun is 80% owned by Mr. Jack Jiajia Huang, 10% owned by Mr. Caijian Jia, and 10% owned by Mr. Jing Chen.

        All shareholders of our PRC consolidated VIEs are PRC citizens. We entered into a series of contractual arrangements with our PRC consolidated VIEs and their respective shareholders, which enable us to:

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  exercise effective control over our PRC consolidated VIEs;

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  receive substantially all of the economic benefits; and

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  have an exclusive option to purchase all or part of the equity interests in our PRC consolidated VIEs when and to the extent permitted by PRC law.

        Because of these contractual arrangements, we are the primary beneficiaries of Dasheng Zhixing, Dasheng Helloworld and Dasheng Zhiyun and treat them as our PRC consolidated VIEs under U.S. GAAP. We consolidate the financial results of Dasheng Zhixing, Dasheng Helloworld and Dasheng Zhiyun in our consolidated financial statements in accordance with U.S. GAAP. For a detailed discussion of these contractual arrangements, see "Item 4. Information on the Company—C. Organizational Structure" in our 2019 Annual Report.

        Tian Yuan Law Firm, our PRC legal counsel, is of the opinion that (i) the ownership structures of Dasheng Zhixing and Dasheng Online, of Helloworld Online and Dasheng Helloworld, and of Dasheng Online and Dasheng Zhiyun as of the date of this prospectus supplement will not result in any violation of PRC laws or regulations currently in effect; and (ii) the contractual arrangements among Dasheng Online, Dasheng Zhixing and its shareholders, among Helloworld Online, Dasheng Helloworld and its shareholders, and among Dasheng Online, Dasheng Zhiyun and its shareholders governed by PRC law as of the date of this prospectus supplement are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

        It is uncertain whether any new PRC laws, rules or regulations relating to VIE structures will be adopted or if adopted, what affect they may have on our corporate structure. See "—Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law (including its implementing regulations) and how it may impact the viability of our current corporate structure, corporate governance and business operations."

        If, as a result of our contractual arrangements, we or our PRC consolidated VIEs are found to be in violation of any existing or future PRC laws or regulations, or such contractual arrangement is determined as illegal and invalid by the PRC court, arbitral tribunal or regulatory authorities, or we fail to obtain, maintain or renew any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

  •
  revoking the business licenses and/or operating licenses of our PRC consolidated VIEs and/or our WFOEs;

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  discontinuing or restricting the conduct of any transactions between our PRC consolidated VIEs and our WFOEs;

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  limiting our business expansion in China by way of entering into contractual arrangements;

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  imposing fines, confiscating the income from our PRC consolidated VIEs, or imposing other requirements with which we or our PRC consolidated VIEs may not be able to comply with;

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  shutting down our servers or blocking our websites;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our PRC consolidated VIEs and deregistering the equity pledges of our PRC consolidated VIEs;

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  restricting or prohibiting our use of the proceeds of our equity offerings to finance our business and operations in China;

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  imposing additional conditions or requirements with which we may not be able to comply with; or

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  take other regulatory or enforcement actions against us that could be harmful to our business.

        The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business and on our results of operations. If any of these penalties results in our inability to direct the activities of our PRC consolidated VIEs that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our PRC consolidated VIEs we may not be able to consolidate our PRC consolidated VIEs in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our PRC consolidated VIEs and their respective shareholders for a portion of our business operations, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on contractual arrangements with our PRC consolidated VIEs and their respective shareholders, to operate our businesses under the WuYouYingYu ( ) brand, the Hawo ( ) brand and the 51talk brand. For a description of these contractual arrangements, see "Item 4. Information on the Company—C. Organization Structure" in our 2019 Annual Report. These contractual arrangements may not be as effective as direct ownership in providing us with control over our PRC consolidated VIEs. For example, our PRC consolidated VIEs and their respective shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our website and using the domain names and trademarks, in an acceptable manner or taking other actions that are detrimental to our interests.

        If we had direct ownership of our PRC consolidated VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our PRC consolidated VIEs, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on the performance by our PRC consolidated VIEs and their respective shareholders of their obligations under the contracts to exercise control over our PRC consolidated VIEs. However, the shareholders of our PRC consolidated VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our PRC consolidated VIEs. We may replace the shareholders of our PRC consolidated VIEs at any time pursuant to our contractual arrangements with it and its shareholders. However, if any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our PRC consolidated VIEs, Philippines Co I, Philippines Co II, Philippines Co III or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business." Therefore, our contractual arrangements with our PRC consolidated VIEs may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law (including its implementing regulations) and how it may impact the viability of our current corporate structure, corporate governance and business operations.

        On March 15, 2019, the National People's Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020 and replaced three laws regulating foreign investment in China, namely, the Wholly Foreign-Invested Enterprise Law of the PRC, the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC and the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the Sino-Foreign Equity Joint Venture Enterprise Law, Provisional Regulations on the Duration of Sino-Foreign Equity Joint Venture Enterprise Law, the Regulations on Implementing the Wholly Foreign-Invested Enterprise Law , and the Regulations on Implementing the Sino-Foreign Cooperative Joint Venture Enterprise Law. The Foreign Investment Law of the PRC embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. Under the Foreign Investment Law of the PRC, VIEs that are controlled via contractual arrangement would not be absolutely deemed as Foreign-Invested Enterprises, or FIEs. Therefore, the current legal status of Contractual Arrangement as a whole and each of the agreements comprising the Contractual Arrangement will not be materially affected by the Foreign Investment Law of the PRC and its implementing regulations. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For example, the Foreign Investment Law of the PRC adds a catch-all clause to the definition of "foreign investment" so that foreign investment, by its definition, includes "investments made by foreign investors in China through other means defined by other laws or administrative regulations or provisions promulgated by the State Council" without further elaboration on the meaning of "other means." It leaves leeway for the future legislations promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. It is therefore uncertain whether our corporate structure will be seen as violating the foreign investment rules as we are currently leverage the contractual arrangement to operate certain businesses in which foreign investors are prohibited from or restricted to investing. Furthermore, if future legislations prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangement, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. If we fail to take appropriate and timely measures to comply with any of these or similar regulatory compliance requirements, our current corporate structure, corporate governance and business operations could be materially and adversely affected.

Any failure by our PRC consolidated VIEs, Philippines Co I, Philippines Co II, Philippines Co III or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

        If our PRC consolidated VIEs, Philippines Co I, Philippines Co II, Philippines Co III or their respective shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law or Philippine law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if the shareholders of our PRC consolidated VIEs, Philippines Co I, Philippines Co II or Philippines Co III were to refuse to transfer their equity interest in our PRC consolidated VIEs, Philippines Co I, Philippines Co II or Philippines Co III to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

        All the agreements under our contractual arrangements with our PRC consolidated VIEs are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under PRC law, if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our PRC consolidated VIEs and our ability to conduct our business may be negatively affected.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

        Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local counterpart of the SAMR. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

        We have three major types of chops—corporate chops, contract chops and finance chops. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use contract chops for executing leases and commercial contracts. We use finance chops generally for making and collecting payments, including, but not limited to issuing invoices. Use of corporate chops and contract chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our PRC subsidiaries and our PRC consolidated VIEs are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our PRC subsidiaries and our PRC consolidated VIEs have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise. All designated legal representatives of our PRC subsidiaries and our PRC consolidated VIEs have signed employment agreements with us under which they agree to abide by duties they owe to us.

        In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the department heads of the legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we monitor our employees, including the designated legal representatives of our PRC subsidiaries and our consolidated VIEs, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees or designated legal representatives could abuse their authority, for example, by binding the relevant subsidiaries or consolidated VIEs with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative's misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

The shareholders of our PRC consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        We have designated individuals who are PRC nationals to be the shareholders of our PRC consolidated VIEs. Dasheng Zhixing is owned by Mr. Jack Jiajia Huang and Ms. Ting Shu. Dasheng Helloworld is 100% owned by Mr. Jack Jiajia Huang. Dasheng Zhiyun is 80% owned by Mr. Jack Jiajia Huang, 10% owned by Mr. Caijian Jia, and 10% owned by Mr. Jing Chen. The interests of these individuals as the shareholders of our PRC consolidated VIEs may differ from the interests of our company as a whole. These shareholders may breach, or cause our PRC consolidated VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our PRC consolidated VIEs, which would have a material and adverse effect on our ability to effectively control our PRC consolidated VIEs. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

        Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the purchase option agreements with these shareholders to request them to transfer all of their equity ownership in our PRC consolidated VIEs to our WFOEs or one or more individuals designated by us. We rely on Mr. Jack Jiajia Huang and Ms. Ting Shu, both of which are our directors, to abide by PRC law, which provides that directors owe a fiduciary duty to the company. Such fiduciary duty requires directors to act in good faith and in the best interests of the company and not to use their positions for personal gains. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our PRC consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

        We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries, Dasheng Online and Helloworld Online, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require Dasheng Online or Helloworld Online to adjust its taxable income under the contractual arrangements it currently has in place with our PRC consolidated VIEs in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. See "—Our contractual arrangements may be subject to scrutiny by the PRC tax authorities, and a finding that we owe additional taxes could substantially reduce our consolidated net income and the value of your investment."

        Under PRC laws and regulations, any companies within the PRC may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a PRC company is required to set aside at least 10% of its annual after-tax profits, if any, to fund the statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may or may not allocate certain portion of its after-tax profits to the discretional reserve fund. The statutory reserve fund and discretional reserve fund (if any) are not distributable as cash dividends.

        Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also "—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes." Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment."

Our contractual arrangements may be subject to scrutiny by the PRC tax authorities, and a finding that we owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

        Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiaries, and our PRC consolidated VIEs do not represent an arm's-length price and adjust our PRC consolidated VIEs' income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our PRC consolidated VIEs, which could in turn increase their tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties to our PRC consolidated VIEs for under-paid taxes. Our consolidated net income may be materially and adversely affected if our tax liabilities increase or if we are found to be subject to late payment fees or other penalties.

If any of our PRC consolidated VIEs becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy its assets, which could reduce the size of our operations and materially and adversely affect our business, ability to generate revenues and the market price of our ADSs.

        To comply with PRC laws and regulations relating to foreign ownership restrictions in the online value-added telecommunications business, we entered into contractual arrangements with our PRC consolidated VIEs and their respective shareholders. As part of these arrangements, our PRC consolidated VIEs hold assets that are important to the operation of our business.

        We do not have priority pledges and liens against assets of our PRC consolidated VIEs. As a contractual and property right matter, this lack of priority pledges and liens has remote risks. If any of our PRC consolidated VIEs undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and we may not have priority against such third-party creditors on assets of our PRC consolidated VIEs. If any of our PRC consolidated VIEs liquidates, we may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by our PRC consolidated VIEs to our WFOEs under the applicable service agreements. To ameliorate the risks of an involuntary liquidation proceeding initiated by a third-party creditor, we closely monitor the operations and finances of our PRC consolidated VIEs through carefully designed budgetary and internal controls to ensure that our PRC consolidated VIEs are well capitalized and are highly unlikely to trigger any third-party monetary claims in excess of their respective assets and cash resources. Furthermore, our WFOEs have the ability, if necessary, to provide finance support to our PRC consolidated VIEs to prevent such an involuntary liquidation.

        If the shareholders of our PRC consolidated VIEs were to attempt to voluntarily liquidate our PRC consolidated VIEs without obtaining our prior consent, we could effectively prevent such unauthorized voluntary liquidation by exercising our right to request our PRC consolidated VIEs' shareholders to transfer all of their equity ownership interest to our WFOEs or one or more individuals designated by us in accordance with the option agreements with the shareholders of our PRC consolidated VIEs. In the event that the shareholders of our PRC consolidated VIEs initiates a voluntary liquidation proceeding without our authorization or attempts to distribute the retained earnings or assets of our PRC consolidated VIEs without our prior consent, we may need to resort to legal proceedings to enforce the terms of the contractual agreements. Any such litigation may be costly and may divert our management's time and attention away from the operation of our business, and the outcome of such litigation would be uncertain.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

        The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation on Online Education.

        On December 28, 2002, the NPC Standing Committee promulgated the Law for Promoting Private Education, or the Private Education Law and was last amended on December 29, 2018, the amendment of which also took effect on December 29, 2018. Pursuant to the amended Private Education Law, a "private school" may be organized as a non-profit or for-profit school at the discretion of its sponsor who shall obtain approval or a certain operating permit granted by, and register the school with, relevant government authorities. See "Item 4. Information on the Company—B. Business Overview—Government regulations—PRC Regulations—Regulation Relating to Private Education—The Law for Promoting Private Education and Its Implementing Rules" in our 2019 Annual Report. We, as an online education service provider, are different from traditional offline education service providers, and prior to the publication of the amended Private Education Law in November 2016, in practice, limited liability companies engaging in educational consulting services, tutoring services and similar types of training activities that operate without private school operating permits were generally considered not regulated by the pre-amended Private Education Law. It remains unclear in practice as to whether and how an online education service provider needs to comply with the operating permit requirement under the amended Private Education Law.

        On August 10, 2018, the Ministry of Justice (the "MOJ ") published the draft submitted for approval for the amendment to the Regulations on the Implementation of the Private Education Promotion Law of the PRC (the "MOJ Draft for Approval"), for public comments. The MOJ Draft for Approval stipulates that the establishment of private training and educational organizations enrolling students of kindergarten, primary school, middle and high school age and implementing activities relating to cultural and educational courses at school, or examination-related and further education-related tutoring and other cultural and educational activities, would be subject to the review and approval of the administrative departments for education of the governments at or above the county level in accordance with the Article 12 of the Private Education Promotion Law of the PRC. The establishment of private training and educational organizations that implement activities aiming at quality promotion, personality development in the areas of linguistic competence, arts, physical activities, technology, and activities targeting at cultural education for adults and non-degree continuing education, can apply to register as the legal person directly. However, such private training and/or educational organization must not carry out the cultural and educational activities mentioned above, which requires the review and approval of the administrative departments for education. Further, such private training and/or educational organizations which provide online training and/or educational services through internet technology are required to obtain corresponding internet operation permits. Pursuant to the MOJ Draft for Approval, a private training and educational organization like us would not be required to apply for a school operating permit. However, it is unclear what the corresponding internet operation permits refer to. As of the date of this prospectus supplement, the MOJ Draft for Approval was still pending for final approval and was not in effect. It remains uncertain when and how the MOJ Draft for Approval would come into effect, and how local government would promulgate and implement rules related to the filing or licensing requirement applicable to online education service providers.

        In addition, the differences between "training services" and "educational consulting services" were unclear under PRC law with no laws specifically providing that the scope of "educational consulting services" is not broad enough to cover "after-school training services" until August 22, 2018 when the State Council issued the Opinion on the Supervising After-school Tutoring Institutions, or the State Council Circular 80, which explicitly provides that after-school training institutions shall not provide training services to primary and secondary students in the form of consulting. We operate our online education services in China primarily through Dasheng Zhixing whose permitted scope of business as set forth in its business license includes educational consulting, but does not explicitly cover the provision of training services to primary and secondary students. While it remains unclear whether the State Council Circular 80 would be applied equally to both offline and online education services, due to the prohibition under the State Council Circular 80 on the provision of training services to primary and secondary students in the form of consulting, we cannot assure you that government authorities would not take a view that Dasheng Zhixing is operating beyond its permitted scope of business, in which case we may be subject to fines or confiscation of the gains derived from the non-compliant operations and may be required to cease the non-compliant operations.

        The MOE, jointly with other certain PRC government authorities, promulgated the Implementation Opinions on Regulating Online After-School Training, or the Online After-School Training Opinions, which became effective on July 12, 2019. The Online After-School Training Opinions are intended to regulate academic after-school training involving internet technology provided to students in primary and secondary schools. Among other things, the Online After-School Training Opinions require that online after-school training institutions shall file with the competent provincial education regulatory authorities before October 31, 2019 and that such education regulatory authorities shall, jointly with other provincial government authorities, review such filings and the qualifications of the online after-school training institutions submitting such filings. The Online After-School Training Opinions also impose a series of new regulatory requirements, including (i) each class shall not last longer than 40 minutes and shall be taken at intervals of not less than 10 minutes; (ii) live streaming classes provided to students receiving compulsory education shall not end later than 9:00 p.m.; (iii) where fees are charged based on the number of classes, fees are not allowed to be collected in a lump sum for more than 60 class-hours, and where fees are charged based on the length of the course, the fees shall not be collected for a course length of more than three months; and (iv) instructors are required to obtain the necessary teacher qualification licenses. According to the Online After-School Training Opinions, provincial education regulatory authorities shall promulgate local implementing rules regarding the above-mentioned filing requirements.

        Moreover, the MOE, jointly with certain other PRC government authorities, issued the Opinions on Guiding and Regulating the Orderly and Healthy Development of Educational Mobile Internet Applications on August 10, 2019, or the Opinions on Educational Applications, which requires, among others, mobile apps that offer services for school teaching and management, student learning and student life, or home-school interactions, with school faculty, students or parents as the main users, and with education or learning as the main application scenarios, be filed with the competent provincial regulatory authorities for education before the end of 2019. The MOE expects to further promulgate implementation rules with respect to such filing requirements.

        We are making efforts to comply with the Online After-School Training Opinions by, for example, making changes to our class schedule and tuition collection method and notifying our instructors of the requirement to obtain the necessary teacher qualification licenses. But still, certain aspects of our online class business may be deemed to be not in full compliance with the Online After-School Training Opinions. As of the date of this prospectus supplement, we have not received any written notice of warning from, or been subject to penalties imposed by, the relevant government authorities for alleged failure by us to comply with the Online After-School Training Opinions. We have prepared and submitted the filing materials as required under the Online After-School Training Opinions and the Opinions on Educational Applications. As the Online After-School Training Opinions and the Opinions on Educational Applications were newly promulgated, we cannot assure you that we will complete such filing and comply with other regulatory requirements under the Online After- School Training Opinions, the Opinions on Educational Applications and their related local rules in a timely manner, or at all. If we fail to promptly complete such filing and comply with other applicable regulatory requirements, we may be subject to orders to transform our operations toward compliance, fines, or other regulatory orders to suspend our operations or other regulatory and disciplinary sanctions.

        In addition, it is uncertain whether and how the PRC government would promulgate additional laws and regulations regarding the online private education industry, and there is no assurance that we can comply with any such newly promulgated laws and regulations in a timely manner. Failure to regain compliance may materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related business and companies.

        The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involves significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC governmental regulation of the internet industry include, but are not limited to, the following.

        We only have control over our website through contractual arrangements. We do not own the website in China due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet information provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

        The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the Ministry of Industry and Information Technology, or the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

        We are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate our business. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

        The Circular on Strengthening the Administration of Foreign Investment in an Operation of Value-added Telecommunications Business, issued by the MIIT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. If an ICP license holder fails to comply with the requirements and also fails to remediate such non-compliance within a specified period of time, the MIIT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP license. Currently, Dasheng Zhixing, our PRC consolidated VIE, holds an ICP license and operates our website. Dasheng Zhixing owns the relevant domain names and registered trademarks and has the necessary personnel to operate such website.

        The interpretation and application of existing PRC law, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation on After-School Tutoring.

        On February 13, 2018, the MOE and three other government authorities jointly promulgated the Circular on Special Enforcement Campaign concerning After-school Tutoring Institutions to Alleviate Extracurricular Burden on Students of Elementary Schools and Middle Schools, or Circular 3. Pursuant to Circular 3, the government authorities seek to alleviate after- school burden on elementary and secondary school students by carrying out a series of inspections on after-school training institutions and order those identified with potential or actual material safety risks to suspend business for self-inspection and rectification, and those without proper establishment licenses or school operating permits to apply for relevant qualifications and certificates under the guidance of competent government authorities if those after-school training institutions meet the required application conditions of the proper establishment licenses or school operating permit s. If the after-school training institutions, which does not hold the establishment licenses nor school operating permits, does not meet the required application conditions for the aforesaid licenses and permits, they will be ordered to cease the operation. If the after-school training institutions, which does not hold the school operating permits but does hold the establishment licenses, does not meet the required application conditions for the school operating permits, they will be ordered to cease to provide after-school training. For detail, see "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations Relating to After-School Tutoring" in our 2019 Annual Report.

        On August 22, 2018, the State Council issued the Opinion on Supervising After-school Tutoring Institutions, or State Council Circular 80, with a position to encourage primary and secondary school students' training in interests, hobbies, innovation and practice ability, and to standardize the subject-matter of traditional disciplines such that the level and degree of content taught by after-school tutoring providers in these traditional disciplines are aligned and consistent with the content being taught to the same students at school. One operating standard set out by State Council Circular 80 is that no in-service primary and secondary school teachers may be employed in an after-school tutoring institution and any teachers engaged in knowledge training of disciplines such as Chinese, mathematics, English, physics, chemistry and biology shall have corresponding teacher qualifications. Only after obtaining a school operating permit and a business license (or the certificate of public institution as legal person or the registration certificate of a non-governmental non-enterprise entity) upon registration can an after-school tutoring institution provide training service.

        On November 20, 2018, the General Office of the MOE, the General Office of the State Administration for Market Regulation of the PRC and the General Office of the Ministry of Emergency Management of the PRC jointly issued the Notice on Improving the Specific Governance and Rectification Mechanisms of After-school Education Institutions ("Circular 10"), which provides that the online after-school education institutions shall file the information of their courses, such as names, contents, target students, syllabi and schedules with the provincial education departments and shall publish the name, photo, class schedule and certificate number of the teacher qualification of each teacher on their websites.

        On July 12, 2019, the MOE, jointly with other certain PRC government authorities, promulgated the Implementation Opinions on Regulating Online After-School Training, or the Online After-School Training Opinions. The Online After-School Training Opinions are intended to regulate academic after-school training involving internet technology provided to students in primary and secondary schools. Among other things, the Online After-School Training Opinions requires that online after-school training institutions shall file with the competent provincial education regulatory authorities and such education regulatory authorities shall, jointly with other provincial government authorities, review such filings and the qualification of the online after-school training institutions submitting such filings.

        We cannot determine whether any further interpretations, new regulations or policies, will require online training institutions to take the same self-inspection and rectification procedures required in the Circular 3, or to file or publish required information pursuant to Circular 10, or what additional expenses may arise as a result of the implementation of such directions. For detail, see "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations Relating to After-School Tutoring" in our 2019 Annual Report.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus supplement based on foreign laws.

        We are an exempted company incorporated under the laws of the Cayman Islands, however, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and the majority of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management residing in China. In addition, China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

        Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC and no organizations or individuals are allowed to provide documents and materials related to securities business activities to overseas parties without the consent of the securities regulatory authority of the State Council and the relevant competent department(s) of the State Council. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also "Risk Factors—Risks Related to The ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law" in the accompanying prospectus.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Dasheng Zhixing, our PRC operating entity and Dasheng Online, our PRC subsidiary, have not made adequate employee benefit payments and we have recorded accruals for estimated underpaid amounts of RMB50.7 million, RMB29.6 million, RMB16.1 million (US$2.3 million) and RMB11.9 million (US$1.7 million) as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively, in our financial statements. Our failure in making contributions to various employee benefit plans and in complying with applicable PRC labor-related laws may subject us to late payment penalties. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

        The PRC Labor Contract Law was issued on June 29, 2007, and was later amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Funds, Companies operating in

China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

        As a result of these laws and regulations designed to enhance labor protection, we expect our labor costs will continue to increase. In addition, as the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

        The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our website is found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

The operation of our PRC consolidated VIEs may be deemed by relevant PRC government authority to be beyond its authorized business scope. If the relevant PRC government authorities take actions against any of our PRC consolidated VIEs, our business and operations could be materially and adversely affected.

        The principal regulations governing private education in China consist of the Education Law of the PRC, the Law for Promoting Private Education, or Private Education Law, and the Implementation Rules for the Law for Promoting Private Education. Under these currently effective PRC laws and regulations, private education is deemed a public welfare undertaking in China. According to the Private Education Law, establishment of private schools for academic education, pre-school education, self-taught examination support and other cultural education shall be subject to approval by the authorities in charge of education, while establishment of private schools for vocational qualification training and vocational skill training shall be subject to approvals from the authorities in charge of labor and social welfare. A duly approved private school will be granted a private school operating permit, and shall be registered as a legal person at the competent registration authorities. Sponsors of private schools may set up, at their sole discretion, non-profit or commercial private schools. Nonetheless, sponsors may not establish commercial private schools providing compulsory education. Pursuant to the Implementation Rules for the Classification Registration of Private Schools jointly issued by the Ministry of Education, or the MOE, and several other government authorities on December 30, 2016, a commercial private school shall first obtain a private school operating permit prior to its registration with the SAMR or its local counterparts. Pursuant to the Implementation Rules for the Supervision and Administration of Commercial Private Schools jointly issues by the MOE, the SAIC and Ministry of Human Resources and Social Security on December 30, 2016, commercial private training institutions shall also be treated by reference to the requirements applicable to commercial private schools.

        We operate an online platform that provides online tutoring programs to students through the internet, and all of our PRC subsidiaries and our PRC consolidated VIEs are registered with Beijing AIC as commercial enterprises. On December 29, 2017, the People's Government of Shanghai promulgated the Administration Measures of Shanghai Municipality on the Commercial Private Training Institutions, pursuant to which establishment of commercial private schools for cultural education or vocational skills training are required to obtain a private school operating permit, while the administration measures applicable to the institutions offering training service only via internet shall be formulated separately. On January 2, 2018, Beijing Municipal Education Commission promulgated Several Opinions on Strengthening the Administration of Private Non-degree Education Institutions in Beijing, where Dasheng Zhixing and Dasheng Helloworld are incorporated, providing that private training institutions carrying out non-academic qualifications education without obtaining required school operating permit shall be handled in accordance with the Private Education Law. The local government of Wuhan, where Houdezaiwu Online is incorporated, promulgated the Interim Measures of Wuhan for the Administration Private Training Institutions on February 6, 2018, which stipulates that the approval from the comprehensive administrative authority shall be obtained before the establishment of the private training institutions for cultural and educational training. Furthermore, the MOE, jointly with other certain PRC government authorities, promulgated the Implementation Opinions on Regulating Online After-School Training, or the Online After-School Training Opinions, which became effective on July 12, 2019. It requires online after-school institutions to complete filing. As of December 31, 2019, education regulatory authorities in 13 provinces including Shanghai, Beijing and Guangdong jointly with other authorities promulgated plans or detailed rules of regulating online after-school training institutions or exposure draft of implementation rules of online training institutions to further implement the supervision of online after-school training. As of the date of this prospectus supplement, we have completed the filing required and have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the conducting of our business beyond authorized business scope or without any approvals and permits. However, we cannot assure you that we will not be subject to any penalties in the future. If the relevant PRC government authorities discover or determine that any of our PRC consolidated VIEs operates beyond its authorized business scope, our PRC consolidated VIEs may be ordered to complete the registration for change of business scope within a given period, failing which any of our PRC consolidated VIEs is subject to a one-time fine of RMB10,000 to RMB100,000, or may be ordered to cease its operation if the relevant authorities determine that any of our PRC consolidated VIEs is operating without any approval or permit required. If we fail to obtain a private school operating permit or to complete the filing required after the local rules or guidelines on registration of pure online commercial training institutions have been promulgated in provinces or cities where our PRC Entities is incorporated, we may be prohibited from continuing operating our current business until we obtain the required permit.

We face risks and uncertainties with respect to the licensing requirement for Internet audio-video programs.

        On December 20, 2007, the State Administration of Press Publication Radio Film and Television, or SAPPRFT, and the MIIT, jointly promulgated the Administrative Measures Regarding Internet Audio-Video Program Services, or the Internet Audio-Video Program Measures, which became effective on January 31, 2008 and were amended on August 28, 2015. Among other things, the Internet Audio-Video Program Measures stipulate that no entities or individuals may provide Internet audio-video program services without a License for Online Transmission of Audio-Visual Programs issued by SAPPRFT or its local bureaus or completing the relevant registration with SAPPRFT or its local bureaus, and only state-owned or state-controlled entities are eligible to apply for a License for Online Transmission of Audio-Visual Programs. In a press conference jointly held by the SAPPRFT and MIIT in February 2008 to answer questions relating to the Internet Audio-Video Program Measures, the SAPPRFT and MIIT clarified that those providers of internet audio-visual program services who engaged in such services prior to the promulgation of the Internet Audio-Video Program Measure may re-register and continue their operation of internet audio-visual program services so long as those providers did not violate the relevant laws and regulations in the past, regardless whether they are state-owned or state-controlled entities or not, but any other entities intend to provide internet audio-visual program services shall comply with all requirements specified in the Internet Audio-Video Program Measures. The Tentative Categories of Internet Audio-Visual Program Services, or the Categories, promulgated by SAPPRFT promulgated on April 1, 2010 and amended on March 10, 2017 clarified the scope of Internet audio-video programs services. According to the Categories, there are four categories of Internet audio-visual program services which are further divided into seventeen sub-categories. The third sub-category to the second category covers the making and editing of certain specialized audio-video programs concerning, among other things, educational content, and broadcasting such content to the general public online. However, there are still significant uncertainties relating to the interpretation and implementation of the Internet Audio-Video Program Measures, in particular, the scope of "internet audio-video programs." We do not offer recorded audio-video lectures to either general public or our enrolled students. In the course of delivering the lessons, the foreign teachers and enrolled students communicate and interact live with each other, by utilizing our Air Class platform. The audio and video data are transmitted through the relevant platform between the specific recipients instantly without any further redaction. We believe the limited scope of our audience and the nature of the raw data we transmit distinguishes us from general providers of internet audio-visual program services, such as the operator of online video websites, and the provision of the Audio-Visual Program Provisions are not applicable with regard to our offering of the lessons. However, we cannot assure you that the competent PRC government authorities will not ultimately take a view contrary to our opinion. In addition, as supplementary course materials, we offer certain audio-video contents on our websites and mobile apps for the review of all registered members. If the governmental authorities determine that our relevant activities fall within the definition of "internet audio-video program service" under the Audio-Visual Program Provisions, we may be required to obtain the License for Disseminating Audio-Video Programs through Information Network. If this occurs, we may not be able to obtain such license and we may become subject to penalties, fines, legal sanctions or an order to suspend our use of audio-video content. On March 7, 2016, Dasheng Zhixing received a Decision on Administrative Penalty issued by the Beijing Cultural Market Administrative Law Enforcement Agency, according to which Dasheng Zhixing has been given a warning and a penalty of RMB5,000 for posting video clips on our website without required licenses. We have taken various corrective measures as required by the authorities, such as deleting the video clips in question, blocking video upload function in our online forum, and engaging a qualified third party to host certain of the video clips we use on our websites. However, we cannot assure you the corrective measures we have taken will be deemed adequate by the authorities and we will not be subject to any other penalties or legal sanctions in the future for our use of audio or video contents on our websites.

We are required to obtain various operating licenses and permits and to make registrations and filings for our business operations in China; failure to comply with these requirements may materially adversely affect our business and results of operations.

        The internet industry in China is highly regulated by the PRC government. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations" in our 2019 Annual Report. We are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate our business currently carried out, and we may be required to obtained additional licenses or permits for our operations as the interpretation and implementation of current PRC laws and regulations are still evolving, and new laws and regulations may also be promulgated. We currently, through our PRC variable interest entity, Dasheng Zhixing, hold an ICP license for our four websites, which is valid through August 19, 2021 and is subject to annual review. We, however, may be required to obtain additional licenses or expand the authorized business scope covered under the licenses it currently holds. For example, the contents we use on our websites or mobile apps, including the course materials and video-audio contents we licensed from third parties, may be deemed "Internet cultural products", and our use of those contents may be regarded as "Internet cultural activities", thus we may be required to obtain an Internet Culture Business Operating License for provision of those contents through our online platform as currently there is no further official or publicly-available interpretation of those definitions. We currently hold an Internet Culture Business Operating License that is valid until April 21, 2022 and such license allows us to operate animation products through the internet. We may be required to expand the scope of our license if the authorities take the view that the contents on our websites constitute other categories of "internet cultural products." We currently hold a Publication Business Operating License that is valid until April 30, 2022 and such license allows us to sell books, newspapers, periodicals, audio-video products, and electronic publications, both offline and online. In addition, our providing content through our online platform may be regarded as "online publishing" and may thus subject us to the requirement of obtaining an Online Publishing License. If we fail to obtain or maintain any of the required licenses or approvals, its continued business operations in the Internet industry may subject it to various penalties, such as confiscation of illegal revenues, fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of our affiliated entities will materially and adversely affect our business, financial condition and results of operations.

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        A significant portion of our business operations is conducted in China and all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        China's economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economy through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While China's economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010, and the impact of COVID-19 on the Chinese economy in 2020 is likely to be severe. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

A severe or prolonged downturn in the global or PRC economy could materially and adversely affect our business and our financial condition.

        COVID-19 had a severe and negative impact on the Chinese and the global economy in the first quarter of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries' ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

        On July 4, 2014, the State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

        These circulars require PRC residents to register with qualified banks in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, which is referred to in SAFE Circular 37 as a "special purpose vehicle." These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

        We cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. Mr. Jack Jiajia Huang and Ms. Ting Shu, who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents have completed the initial foreign exchange registrations, amended their registrations to reflect our corporate restructuring in November 2014. In addition, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not be able to compel them to comply with all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiaries' ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

        Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our equity offerings to make loans to our PRC subsidiaries and PRC consolidated VIEs or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are an offshore holding company conducting our operations in China through our PRC subsidiaries, Dasheng Online and Helloworld Online. We may make loans to our PRC subsidiaries and PRC consolidated VIEs subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiaries.

        Any loans to our PRC subsidiaries, which are treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local branch of the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by or filed with, as the case may be, the MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations Relating to Foreign Investment" in our 2019 Annual Report. There is no difference between the total amount of investment and the registered capital for Dasheng Online. The difference between the total amount of investment and the registered capital for Helloworld Online is approximately USD 15 million. We may also decide to finance our PRC subsidiaries by means of capital contributions. Our capital contributions to our PRC subsidiaries Dasheng Online and Helloworld Online, Foreign-Invested Enterprises, or FIEs that we believe do not fall within the scope of special administration measures for foreign investment admission, must be filed with the MOFCOM or its local counterpart. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations Relating to Foreign Investment" in our 2019 Annual Report. We cannot assure you that we will be able to complete the necessary registration on a timely basis, or at all. If we fail to complete the necessary registration, our ability to make loans or equity contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our PRC subsidiaries' liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless otherwise provided by law. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such

RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. On July 4, 2014, SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched the pilot reform of administration regarding conversion of foreign currency registered capitals of foreign-invested enterprises in 16 pilot areas. According to SAFE Circular 36, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of an ordinary foreign-invested enterprise in the pilot areas, and such foreign-invested enterprise is permitted to use Renminbi converted from its foreign-currency registered capital to make equity investments in the PRC within and in accordance with the authorized business scope of such foreign-invested enterprises, subject to certain registration and settlement procedure as set forth in SAFE Circular 36. On March 30, 2015, SAFE promulgated Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, to expand the reform nationwide. SAFE Circular 19 came into force and replaced both SAFE Circular 142 and SAFE Circular 36 on June 1, 2015. However, SAFE Circular 19 continues to prohibit a foreign-invested enterprise from, among other things, using RMB funds converted from its foreign exchange capitals for expenditure beyond its authorized business scope, providing entrusted loans or repaying loans between non-financial enterprises. On June 9, 2016, SAFE promulgated Circular on Reforming and Regulating the Management Policy regarding the Settlement of Foreign Exchange Capital of Capital Accounts, or SAFE Circular 16, which took effect on the same date. Compared to SAFE Circular 19, SAFE Circular 16 not only provides that, in addition to foreign exchange capital, foreign debt funds and proceeds remitted from foreign listings should also be subject to the discretional foreign exchange settlement, but also lifted the restriction, that foreign exchange capital under the capital accounts and the corresponding Renminbi capital obtained from foreign exchange settlement should not be used for repaying the inter-enterprise borrowings (including advances by the third party) or repaying the bank loans in Renminbi that have been sub-lent to the third party. The provisions prohibiting against a foreign-invested enterprise using RMB funds converted from its foreign exchange capitals for expenditure beyond its authorized business scope, however, survive SAFE Circular 16. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the net proceeds of our equity offerings to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new consolidated VIEs in the PRC.

        In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or PRC consolidated VIEs or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our equity offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

        Under the PRC Enterprise Income Tax Law, or the EIT Law, that became effective in January, 2008 and was amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation, or the SAT, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions met: their premises where their officers and management departments in charge of routine production and operation management perform their duties are mainly located inside China; their financial decisions (such as borrowing, loan, financing and financial risk management) and personnel decisions (such as appointment, dismissal and remuneration) are made by the organizations or persons located inside China, or need to be approved by them; key properties, accounting books, company seal, and minutes of board meetings are placed or kept inside China and shareholders' meetings; and half or more of the senior managers or directors having voting rights customarily reside inside China. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such "Chinese-controlled offshore incorporated resident enterprises." SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

        We do not believe that COE meets all of the conditions above. Thus, we do not believe that COE is a PRC resident enterprise, though a substantial majority of the members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that COE is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

        Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

        On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        There is little practical experience regarding the application of SAT Bulletin 7 because it was issued in February 2015. However, the PRC tax authorities have already looked through some intermediary holding companies, and consequently the non-PRC resident investors were deemed to have transferred the equity interests in PRC subsidiaries and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors' investment in us.

Failure to comply with PRC regulations regarding the registration requirements for employee share ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or SAFE Circular 7, replacing the previous rules issued by SAFE in March 2007. Under the SAFE Circular 7 and other relevant rules and regulations, PRC residents who participate in a stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiaries of the overseas publicly listed company or another qualified institution selected by the PRC subsidiaries, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations on Stock Incentive Plans" in our 2019 Annual Report. We and our PRC employees who have been granted share options and restricted shares are currently subject to these regulations. Failure of our PRC share option holders or restricted shareholders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us, or otherwise materially adversely affect our business.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

        We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our PRC subsidiaries' ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends to us or on the ability of our PRC consolidated VIE to make payments to us may restrict our ability to satisfy our liquidity requirements.

        In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Governmental control of currency conversion may affect the value of your investment.

        The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries in China are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

        The M&A Rules discussed in the preceding paragraph and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises "national defense and security" or "national security" concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China's foreign exchange policies. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        Any significant appreciation or depreciation of Renminbi may have a material and adverse effect on the value of, and any dividends payable on, our ADSs in U.S. dollars and your investment. For example, to the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purpose, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the RMB relative to U.S. dollars would affect the U.S. dollar equivalent of our earnings, regardless of any underlying change in our business or results of operations.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

USE OF PROCEEDS

        We will receive net proceeds from this offering in the amount of approximately US$         million, or approximately US$         million if the underwriters exercise their option to purchase additional ADSs in full, at an assumed offering price of US$24.95 per ADS, which was the last reported closing price of our ADSs on June 1, 2020, after deducting the underwriting discount and commission and estimated offering expenses payable by us in this offering.

        We intend to use the net proceeds from this offering for general corporate purposes, which may include investing in sales and marketing activities, course development, technology infrastructure, capital expenditures and other general and administrative matters. We may also use a portion of the net proceeds for investing in, or acquiring, complementary businesses, although we have not identified any near-term investment or acquisition targets.

        The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

        In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our equity offerings to make loans to our PRC subsidiaries and PRC consolidated VIEs or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

        We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2020:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the issuance and sale by us of 6,428,565 Class A ordinary shares in the form of ADSs (assuming the over-allotment option is not exercised) at an assumed offering price of US$24.95 per ADS, which was the last reported closing price of our ADSs on June 1, 2020, after deducting the underwriting discount and commission and estimated offering expenses payable by us and assuming no exercise of the underwriter's option to purchase additional ADSs from us.

        The as adjusted information below is illustrative only. You should read this table together with our consolidated financial statements and the related notes and "Item 5. Operating and Financial Review and Prospects" in our 2019 Annual Report, which is incorporated by reference in the accompanying prospectus, and our unaudited interim consolidated financial statements for the three months ended March 31, 2019 and 2020 and as of March 31, 2020 and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on June 2, 2020, which is incorporated by reference in the accompanying prospectus.

	As of March 31, 2020
	Actual		As adjusted
	RMB	US$	RMB	US$
	(in thousands, except for share and per share data)
Shareholders' deficit:
Ordinary shares (US$0.0001 par value; 1,500,000,000 shares (including 1,000,000,000 Class A shares, 350,000,000 Class B shares and 150,000,000 shares to be designated by the Board of Directors) authorized; 318,020,724 shares (including 141,939,983 Class A shares and 176,080,741 Class B shares) issued; 316,212,504 shares (including 140,131,763 Class A shares and 176,080,741 Class B shares) outstanding)	208	29	213	30
Treasury stock	(6,018)	(850)	(6,018)	(850)
Additional paid-in capital	1,139,106	160,873	1,214,815	171,565
Accumulated other comprehensive income	34,515	4,875	34,515	4,875
Accumulated deficit	(2,148,110)	(303,371)	(2,148,110)	(303,371)

Total shareholders' deficit	(980,299)	(138,444)	(904,585)	(127,751)

Total capitalization	(980,299)	(138,444)	(904,585)	(127,751)

        Other than described above, there have been no material changes to our total capitalization since March 31, 2020.

 PRINCIPAL AND SELLING SHAREHOLDERS

        As of the date of this prospectus supplement, our authorized share capital is US$150,000 divided into 1,500,000,000 shares comprising of (i) 1,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, 177,859,883 of which are issued and outstanding (excluding (a) 221,265 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercising or vesting of awards granted under the issuer's share incentive plan; and (b) the company's repurchase of 1,808,220 Class A ordinary shares in the form of ADSs held as treasury shares), (ii) 350,000,000 Class B ordinary shares of a par value of US$0.0001 each, 138,751,276 of which are issued and outstanding, and (iii) 150,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our Fifth Amended and Restated Memorandum and Articles of Association, none of which is issued and outstanding.

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus supplement, taking into account the aggregate number of ordinary shares underlying the share options and restricted share units that were outstanding as of, and exercisable within 60 days after the date of this prospectus supplement by each of our directors, executive officers and principal shareholders, as well as the number of Class A ordinary shares represented by ADSs to be issued by us in this offering for purpose of calculating beneficial ownership after the offering, assuming underwriters do not exercise their right to purchase additional ADSs from us.

	Ordinary Shares Beneficially Owned Prior to This Offering					Number of Ordinary Shares Being Offered in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an As Converted Basis	% of Total Ordinary Shares on an As Converted Basis	% of Aggregate Voting Power†	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an As Converted Basis	% of Total Ordinary Shares on an As Converted Basis	% of Aggregate Voting Power†
Directors and Executive Officers:**
Jack Jiajia Huang(1)	3,231,035	58,414,744	61,645,779	19.3%	37.5%	—	—	3,231,035	58,414,744	61,645,779	18.9%	37.8%
Ting Shu(1)	3,231,035	58,414,744	61,645,779	19.3%	37.5%	—	—	3,231,035	58,414,744	61,645,779	18.9%	37.8%
Frank Lin(2)	*	—	*	*	*	—	—	*	—	*	*	*
Liming Zhang(3)	8,403,225	—	8,403,225	2.6%	0.5%	525,000	—	7,878,225	—	7,878,225	2.4%	0.5%
Min Xu	*	—	*	*	*	—	—	*	—	*	*	*
Conor Chia-hung Yang	*	—	*	*	*	—	—	*	—	*	*	*
Xiaoguang Wu	*	—	*	*	*	—	—	*	—	*	*	*
All directors and executive officers as a group	13,529,818	58,414,744	71,944,562	22.0%	37.9%	525,000	—	13,004,818	58,414,744	71,419,562	21.4%	38.2%
Principal and Selling Shareholders:
DCM Funds(4)	11,842,105	58,703,507	70,545,612	22.3%	38.3%	1,764,285	1,460,415	10,077,820	57,243,092	67,320,912	20.8%	37.5%
Dasheng International Holdings Limited(1)	3,231,035	58,414,744	61,645,779	19.3%	37.5%	—	—	3,231,035	58,414,744	61,645,779	18.9%	37.8%
Sequoia Capital China Investment Funds(5)	50,980,288	—	50,980,288	16.1%	3.3%	4,928,310	—	46,051,978	—	46,051,978	14.3%	3.0%
Shunwei Technology Limited(6)	37,329,465	8	37,329,473	11.8%	2.4%	3,608,700	—	33,720,765	8	33,720,773	10.4%	2.2%
Duowan Entertainment Corp.(7)	3,749,850	21,632,985	25,382,835	8.0%	14.1%	2,034,975	678,315	1,714,875	20,954,670	22,669,545	7.0%	13.6%
Liming Zhang(3)	8,403,225	—	8,403,225	2.6%	0.5%	525,000	—	7,878,225	—	7,878,225	2.4%	0.5%

Notes:

*
Less than 1% of total ordinary shares on an as-converted basis.

**
Except for Frank Lin, the business address for our directors and officers is 6th Floor Deshi Building North, Shangdi Street, Haidian District, Beijing 100085, PRC.

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
Consists of (i) 40,890,321 Class B ordinary shares held by Dasheng Global Limited, a company incorporated in the British Virgin Islands (ii) 606,030 Class A ordinary shares in the form of ADSs held by Jack Jiajia Huang (iii) 2,625,005 Class A ordinary shares issuable to Jack Jiajia Huang upon exercise of options and vested from restricted share units within 60 days after the date of this prospectus supplement, and (iv) 17,524,423 Class B ordinary shares held by Dasheng Online Limited, a company incorporated in the British Virgin Islands. The registered office address of Dasheng Global Limited is Quastisky Building, P.O. Box 4389, Road Town, Tortola, British

  Virgin Islands. The registered office address of Dasheng Online Limited is c/o Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola. British Virgin Islands. Each of Dasheng Global Limited and Dasheng Online Limited is wholly owned by Dasheng International Holdings Limited, a company incorporated in the British Virgin Islands which is wholly owned by TB Family Trust, for which TMF (Cayman) Ltd. acts as the trustee. The settlors of TB Family Trust are Mr. Huang and Ms. Shu. Mr. Huang, Ms. Shu and their family members are beneficiaries under TB Family Trust. Mr. Huang and Ms. Shu are husband and wife. Dasheng Global Limited has granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 83,029 additional ADSs.

(2)
The business address of Frank Lin is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, United States.

(3)
Consists of (i) 1,103,235 Class A ordinary shares represented by ADSs held by Liming Zhang; and (ii) 7,299,990 Class A ordinary shares issuable to Liming Zhang upon exercise of options and vested from restricted share units within 60 days after the date of this prospectus supplement. Mr. Zhang has granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 29,750 additional ADSs.

(4)
Consists of (i) 58,703,507 Class B ordinary shares held by DCM Hybrid RMB Fund, L.P., or Hybrid Fund; (ii) 11,184,217 Class A ordinary shares held by DCM Ventures China Turbo Fund, L.P., or Turbo Fund, and (iii) 657,888 Class A ordinary shares held by DCM Ventures China Turbo Affiliates Fund, L.P., or Turbo Affiliates Fund, as reported in a Schedule 13D amendment jointly filed by, among others, Hybrid Fund, Turbo Fund and Turbo Affiliates Fund, on February 5, 2020. The registered office address of each of Hybrid Fund, Turbo Fund and Turbo Affiliates Fund is c/o Campbell Corporate Services Limited, Scotia Centre, P.O. Box 268, Grand Cayman, KY1-1104, Cayman Islands. The general partner of Hybrid Fund is DCM Hybrid RMB Fund Investment Management, L.P., or Hybrid Fund DGP, whose general partner in turn, is DCM Hybrid RMB Fund International, Ltd., or Hybrid Fund UGP. K. David Chao, or Chao, and Jason Krikorian, or Krikorian, are directors of Hybrid Fund UGP. Hybrid Fund DGP and Hybrid Fund UGP may be deemed to have sole voting and disposal power to such shares held by Hybrid Fund. Chao and Krikorian may be deemed to have shared voting and disposal power to such shares held by Hybrid Fund. The business address of Hybrid Fund DGP and Hybrid Fund UGP is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States. The general partner of each of Turbo Fund and Turbo Affiliates Fund is DCM Turbo Fund Investment Management, L.P., or Turbo Fund DGP, whose general partner in turn, is DCM Turbo Fund International, Ltd., or Turbo Fund UGP. Chao and Krikorian are directors of Turbo Fund UGP. Turbo Fund DGP and Turbo Fund UGP may be deemed to have sole voting and disposal power to such shares held by Turbo Fund and Turbo Affiliates Fund. Chao and Krikorian may be deemed to have shared voting and disposal power to such shares held by Turbo Fund and Turbo Affiliates Fund. The business address of Turbo Fund DGP and Turbo Fund UGP is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, the United States.

(5)
Consists of (i) 12 Class A ordinary shares and 36,285,750 Class A ordinary shares in the form of ADSs held by SCC Venture V Holdco I, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands; and (ii) 1 Class A ordinary share and 14,694,525 Class A ordinary shares in the form of ADSs held by SCC Growth I Holdco A, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands. SCC Venture V Holdco I, Ltd. is wholly owned by Sequoia Capital China Venture Fund V, L.P., whose general partner is SC China Venture V Management, L.P., whose general partner in turn, is SC China Holding Limited. SCC Growth I Holdco A, Ltd. is wholly owned by Sequoia Capital China Growth Fund I, L.P. The general partner of Sequoia Capital China Growth Fund I, L.P. is Sequoia Capital China Growth Fund Management I, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Neil Nanpeng Shen. The registered address of SCC Growth I Holdco A, Ltd. and SCC Venture V Holdco I, Ltd. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Sequoia Capital China Investment Funds have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 47,690 additional ADSs.

(6)
Representing 8 Class B ordinary shares and 37,329,465 Class A ordinary shares in the form of ADSs held by Shunwei Technology Limited. Shunwei Technology Limited is wholly owned by Shunwei China Internet Fund, L.P., whose general partner is Shunwei Capital Partners GP, L.P., whose general partner in turn, is Shunwei Capital Partners GP Limited. Shunwei Capital Partners GP Limited is controlled by Mr. Tuck Lye Koh. The registered office address of Shunwei Technology Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Shunwei Technology Limited has granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 6,413 additional ADSs.

(7)
Consists of (i) 19,431,174 Class B ordinary shares and 3,749,850 Class A ordinary shares in the form of ADSs held by Duowan Entertainment Corporation; and (ii) 2,201,811 Class B ordinary shares held by Engage Capital Partners I, L.P. , as reported in a Schedule 13G amendment jointly filed by JOYY Inc. and Duowan Entertainment Corporation, on February 5, 2020. Duowan Entertainment Corporation holds 93.5% economic interest in Engage Capital Partners I, L.P. Duowan Entertainment Corporation is wholly owned by JOYY Inc., a Nasdaq-listed company.The registered office address of Engage Capital Partners I, L.P. is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9007, Cayman Islands. The registered office address of Duowan Entertainment Corp. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

DIVIDEND POLICY

        We have not previously declared or paid cash dividends, and we currently have no concrete plan to declare or pay any dividends on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Item 4. Information on the Company—B. Business Overview—Government Regulations—PRC Regulations—Regulations on Foreign Exchange—Dividend Distribution" in our 2019 Annual Report.

        Our board of directors has discretion as to whether to distribute dividends, subject to the approval of our shareholders and applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding 11,756,623 ADSs (assuming the underwriters do not exercise their option to purchase additional ADSs). All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" who are subject to restriction under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.

Lock-Up Agreements

        We, our directors, executive officers, certain shareholders and the selling shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the "restricted period"):

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

        The restrictions described in the preceding paragraph are subject to certain exceptions.

        The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

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  1.0% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 1,864,272 Class A ordinary shares immediately after this offering, assuming the underwriter does not exercise its option to purchase additional ADSs; or

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  the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

 TAXATION

        The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Travers Thorp Alberga, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Tian Yuan Law Firm, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

        No stamp duty is payable in respect of the issue of the Shares or on an instrument of transfer in respect of a Share.

People's Republic of China Taxation

        Under the EIT Law, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

        Our PRC subsidiaries and PRC consolidated VIEs are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the EIT Law, which became effective on January 1, 2008 and was amended on February 24, 2017 and December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards. We are subject to VAT at a rate of 6%, 9% and 13% on the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

        In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions met: their premises where their officers and management departments in charge of routine production and operation management perform their duties are mainly located inside China; their financial decisions (such as borrowing, loan, financing and financial risk management) and personnel decisions (such as appointment, dismissal and remuneration) are made by the organizations or persons located inside China, or need to be approved by them; key properties, accounting books, company seal, minutes of board meetings and shareholders' meetings are placed or kept inside China; and half or more of the senior managers or directors having voting rights customarily reside inside China. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. COE is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that COE meet all of the conditions above or are PRC resident enterprises for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." There can be no assurance that the PRC government will ultimately take a view that is consistent with ours. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is that a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ADSs and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ADSs. See "Risk Factors—Risk Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment."

        As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries through COE HK Co I. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, which issued by SAT in February 2009, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, SAT promulgated SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. SAT Circular 60 has been replaced by the Measures for the Administration of Non-resident Taxpayers' Enjoyment of Treaty Benefits, or SAT Circular 35, which was promulgated by the State Administration of Taxation on October 14, 2019 and became effective on January 1,2020. SAT Circular 35 provides that Non-resident taxpayers' enjoyment of treaty benefits shall be handled in the manner of "self-assessment, claim for and enjoyment of treaty benefits, and retention of relevant materials for review." If a non-resident taxpayer determines through self-assessment that he or she is eligible for treaty benefits, he or she may, when filing tax returns, or when a withholding agent files withholding returns, enjoy tax treaty benefits, and collect and retain relevant materials for review in accordance with the provisions of SAT Circular 35 and accept the follow-up administration of tax authorities. Accordingly, COE HK Co I may be able to benefit from the 5% withholding tax rate for the dividends it receives from Dasheng Online, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 35, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. SAT Circular 81 also ruled that in order to enjoy the preferential withholding tax rates on dividend, an enterprise must be the "beneficial owner" of the relevant dividend income. However, if such enterprise otherwise qualifies for such preferential withholding tax rates through any transaction or arrangement, whose main purpose is to qualify for such preferential withholding tax rates, the enterprise cannot enjoy the preferential withholding tax rates and the competent tax authority has the power to adjust the applicable withholding tax rates if it so determines. SAT Notice 9, issued by the SAT and effective in April 2018, provided that a "beneficial owner" refers to a person who has ownership and disposal rights to the income or any rights and assets arising from such income, and the tax authority is discretionary to determine whether an enterprise is determined as a "beneficial owner." However, since SAT Notice 9 is newly issued, it remains unclear how the PRC tax authorities will implement it in practice and to what extent they will affect us. Once the competent tax authority determines that our Hong Kong subsidiary is a conduit company and thus fails to get qualified as the "beneficial owner" of the dividend income it receives from our PRC subsidiaries, the higher 10% withholding tax rate will apply.

        In January 2009, the SAT promulgated the Provisional Measures on Administration of Withholding at Source of Income Tax on Non-resident Enterprises, or the Non-resident Enterprises Measures, pursuant to which the entities that have the direct obligation to make certain payments to a non-resident enterprise should be the relevant tax withholders for the non-resident enterprise, and such payments include: income from equity investments (including dividends and other return on investment), interest, rents, royalties and income from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the measures provide that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment must, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred should assist the tax authorities to collect taxes from the relevant non-resident enterprise. The SAT issued a SAT Circular 59 together with the MOF in April 2009 and a SAT Circular 698 in December 2009. Both SAT Circular 59 and SAT Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC "resident enterprise" indirectly by disposition of the equity interests of an overseas holding company, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise, being the transferor, must report to the relevant tax authority of the PRC "resident enterprise" this Indirect Transfer. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the Indirect Transfer as set forth in SAT Circular 698, while the other provisions of

SAT Circular 698 remain in force. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under SAT Circular 698. Public Notice extends its tax jurisdiction to capture not only Indirect Transfer as set forth under SAT Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place, in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company widely. In addition, SAT Bulletin 7 provides clearer criteria than SAT Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the Indirect Transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. Although it appears that SAT Circular 698 and/or SAT Bulletin 7 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of SAT Circular 698 and/or SAT Bulletin 7 and we and our non-resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and/or SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698 and/or SAT Bulletin 7.

        According to SAT Announcement 37 issued by the SAT on October 17, 2017, the Non-resident Enterprises Measures, SAT Circular 698, and the second paragraph of Article 8 of the SAT Bulletin 7 were repealed from December 1, 2017. According to SAT Announcement 37, the income from property transfer obtained by non-resident enterprise, as stipulated in the second item under Article 19 of the EIT, shall include the income derived from transferring such equity investment assets as stock equity. The withholding agent shall, within seven days of the day on which the withholding obligation occurs, declare and remit the withholding tax to the competent tax authority at its locality. We and our non-resident investors may be at risk of being required to file a return and being taxed under SAT Announcement 37 and/or SAT Bulletin 7 and we may be required to expend valuable resources to comply with Announcement 37 or to establish that we should not be taxed under Announcement 37 and/or SAT Bulletin 7.

United States Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our ADSs or ordinary shares. This summary applies only to U.S. Holders that hold our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended. This summary is based on U.S. tax laws in effect as of the date of this prospectus supplement, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus supplement, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. Moreover, this summary does not address the U.S. federal estate, gift, Medicare, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

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  banks and other financial institutions;

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  insurance companies;

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  pension plans;

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  cooperatives;

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  regulated investment companies;

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  real estate investment trusts;

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  broker-dealers;

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  traders that elect to use a mark-to-market method of accounting;

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  certain former citizens or residents of the United States;

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  tax-exempt entities (including private foundations);

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  persons liable for alternative minimum tax;

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  persons holding stock as part of a straddle, hedging, conversion or integrated transaction;

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  investors that have a functional currency other than the U.S. dollar;

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  persons that actually or constructively own, directly or indirectly, 10% or more of our stock (by vote or value);

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  investors required to accelerate the recognition of any item of gross income with respect to our ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

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  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding common stock through such entities.

        U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal taxation to their particular circumstances, and the state, local, non-U.S., or other tax consequences of the ownership and disposition of our ADSs or ordinary shares.

  General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of our ordinary shares for our ADSs will generally not be subject to U.S. federal income tax.

  Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company's goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) or more of the stock.

        Although the law in this regard is not clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we exercise effective control over the consolidated VIEs and are entitled to substantially all of their economic benefits. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of the VIEs for U.S. federal income tax purposes, and based upon our income and assets (including goodwill and other unbooked intangibles) and the market price of our ADSs, we do not expect to be a PFIC for the taxable year ending December 31, 2020 and do not anticipate becoming a PFIC in the foreseeable future.

        While we do not expect to be or become a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years.

        Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

        The discussion below under "Dividends" and "Sale or Other Disposition" is written on the basis that we are not, will not be or become classified as a PFIC for U.S. federal income tax purposes. If we are treated as a PFIC, the U.S. federal income tax considerations that apply generally are discussed under "Passive Foreign Investment Company Rules."

  Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes.

        A non-corporate U.S. Holder will be subject to tax on dividend income from a "qualified foreign corporation" at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) that is readily tradable on an established securities market in the United States, including the NYSE.

        Because our ADSs are listed on the NYSE, the ADSs are expected to be readily tradable on an established securities market in the United States. Thus, we believe that we will be treated as a qualified foreign corporation with respect to the dividends we pay on our ADSs, but there can be no assurance in this regard. Since we do not expect that our ordinary shares will be listed on an established securities market in the United States, it is unclear whether dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Taxation—People's Republic of China Taxation"), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ADS or ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rate of taxation described in the preceding paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends-received deduction allowed to corporations.

        Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

  Sale or Other Disposition of ADSs or Ordinary Shares

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S.

Holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

  Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under these rules,

  •
  the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest income tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

        If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is "regularly traded" on a "qualified exchange or other market" within the meaning of applicable U.S. Treasury regulations. For this purpose, our ADSs, but not our ordinary shares, will be treated as marketable stock due to their listing on the NYSE. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder who made a mark-to-market election with respect to our ADSs may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a "qualified electing fund" election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

        You should consult your tax advisors regarding how the PFIC rules apply to your ownership in our ADSs or ordinary shares.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Needham & Company, LLC are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC
Needham & Company, LLC

Total:

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' option to purchase additional ADSs described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of US$            per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

        We and certain selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 214,285 additional ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

        The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling shareholders	$	$	$
Proceeds, before expenses, to:
Us	$	$	$
The selling shareholders	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$                    . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to US$                    .

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

        Our ADSs are listed on the New York Stock Exchange under the trading symbol "COE".

        We, our directors and executive officers, certain shareholders and the selling shareholders have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs and any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs during the period ending 90 days after the date of this prospectus supplement, subject to certain exceptions. See "Shares Eligible for Future Sales."

        The representatives, in their sole discretion, may release the ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option. The underwriters may also sell ADSs in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the selling shareholders, on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        This prospectus supplement and the accompanying prospectus in electronic format will be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. One or more of the underwriters may distribute this prospectus supplement and the accompanying prospectus electronically. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Australia

        This prospectus:

  •
  does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act ("Exempt Investors").

        The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

        As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of sale of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

        The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

        This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center ("DFIC")

        This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the Markets Rules 2012 of the Dubai Financial Services Authority, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document, you should consult an authorized financial adviser.

        In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

        In relation to each Member State of the European Economic Area and the United Kingdom (each, a "Relevant State"), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129 (as amended).

Hong Kong

        The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the "SFO") of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the "CO") or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Japan

        No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

        Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors ("QII")

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred to QIIs.

For Non-QII Investors

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred en bloc without subdivision to a single investor.

Kingdom of Saudi Arabia

        This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

People's Republic of China

        This prospectus will not be circulated or distributed in the PRC and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Singapore

        Each representative has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and will not offer or sell any ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to any person in Singapore other than:

  (a)
  to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the "SFA")) pursuant to Section 274 of the SFA;

  (b)
  to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

  (c)
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  (i)
  to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law;

  (iv)
  as specified in Section 276(7) of the SFA; or

  (v)
  as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

State of Qatar

        The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

United Arab Emirates

        The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market supplemental listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Supplemental Listing Fee		10,000
Printing and Engraving Expenses		90,000
Legal Fees and Expenses		450,000
Accounting Fees and Expenses		370,000
Miscellaneous		10,000

Total	US$

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PROSPECTUS

CHINA ONLINE EDUCATION GROUP

CLASS A ORDINARY SHARES

We may offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs, from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, from time to time, the selling shareholders to be named in a one or more supplements to this prospectus may offer and sell our Class A ordinary shares or ADSs held by them at prices and on terms described in one or more supplements to this prospectus. The selling shareholders may sell shares of our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class A ordinary shares by the selling shareholders. This prospectus provides you with a general description of the securities we and the selling shareholders may offer.

We will provide specific information about any offering and the terms of the securities being offered in a supplement to this prospectus. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you invest in any of our securities. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering.

The securities described in this prospectus and any prospectus supplement may be offered and sold in the same offering or in separate offerings, to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. To the extent required, the names of any underwriters, dealers or agents involved in the sale of our securities and applicable commissions or discounts and any other required information with respect to any particular offering will be included in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the "Plan of Distribution" section contained in this prospectus and the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the ticker symbol "COE."

Our ordinary shares are comprised of Class A ordinary shares and Class B ordinary shares. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. See "Description of Share Capital."

We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement or under similar headings in any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2020.

i

ABOUT THIS PROSPECTUS

        Before purchasing any securities, you should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" in this prospectus.

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our company," "our," and "COE" refer to China Online Education Group, a Cayman Islands company, and its subsidiaries, and, in the context of describing our operations and consolidated financial information, also include its consolidated variable interest entities;

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  "ADSs" refers to our American depositary shares, each of which represents 15 Class A ordinary shares;

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  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

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  "shares" or "ordinary shares" refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

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  "RMB" or "Renminbi" refers to the legal currency of China; and

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  "US$,""dollars" or "U.S. dollars" refers to the legal currency of the United States.

        This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a "shelf" registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we and the selling shareholders may sell our Class A ordinary shares from time to time and in one or more offerings. We will provide specific information about any offering and the terms of the securities being offered in a supplement to this prospectus. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

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  our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on April 6, 2020, or the 2019 Annual Report;

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  the description of our Class A ordinary shares and ADSs contained in our registration statement on Form 8-A (File No. 001-37790) filed with the SEC on May 27, 2016 pursuant to Section 12 of the Exchange Act, including any amendment and report subsequently filed for the purpose of updating that description;

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  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

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  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

        Our 2019 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

        The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system. We maintain our web site at https://51talk.investorroom.com. The information contained on our websites is not a part of this prospectus or any prospectus supplement.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

China Online Education Group
6th Floor Deshi Building North
Shangdi Street, Haidian District
Beijing 100085
People's Republic of China
Tel: +86 (10) 8342-6262
Attention: Investor Relations

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus (including statements incorporated by reference herein) entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," among others, discuss factors which could adversely impact our business and financial performance.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

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  our goals and growth strategies;

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  our expectations regarding demand for and market acceptance of our brand and platform;

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  our ability to retain and increase our student enrollment;

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  our ability to offer new courses;

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  our ability to engage, train and retain new teachers;

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  our future business development, results of operations and financial condition;

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  our ability to maintain and improve infrastructure necessary to operate our education platform;

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  competition in the online education industry in China;

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  the expected growth of, and trends in, the markets for our course offerings in China;

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  relevant government policies and regulations relating to our corporate structure, business and industry;

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  general economic and business condition in China, the Philippines and elsewhere; and

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  assumptions underlying or related to any of the foregoing.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and any prospectus supplement, and the information incorporated by reference herein with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect.

 OUR COMPANY

        We are a leading online education platform in China, with core expertise in English education. Our proprietary online and mobile education platforms enable students across China to take live interactive English lessons with overseas foreign teachers, on demand. Our teacher training, curriculum design and sales and marketing efforts are all driven by student and teacher feedback and data analytics.

        Our business model is highly scalable, characterized by the shared economy approach to assembling teachers, cost advantages of teachers in the Philippines, and online and mobile platforms. We are able to build a large pool of teachers because they can deliver lessons based on their scheduling availability, at appropriate locations of their choice, and get paid based on the number of lessons taught. We have developed significant operational expertise in areas such as teacher engagement and training, course content development, sales and marketing, as well as student services.

        Our principal executive offices are located at 6th Floor, Deshi Building North, Shangdi Street, Haidian District, Beijing 100085, PRC. Our telephone number at this address is +86-10-5692-8909. Our registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

 RISK FACTORS

        Investing in our securities involves risk. Before investing in any securities that may be offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth below and under the heading "Item 3.D. Risk Factors" in our 2019 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to The ADSs and This Offering

The trading prices of our ADSs have fluctuated and may be volatile, which could result in substantial losses to investors.

        The trading prices of our ADSs have fluctuated since we first listed our ADSs. Between January 1, 2019 and March 31, 2020, the trading price of our ADSs has ranged from US$3.68 to US$37.19 per ADS. The market price and trading volume for our ADSs may continue to be volatile and subject to wide fluctuations in response to factors including, but not limited to, the following:

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  the financial projections that we may choose to provide to the public, any changes in those projections or our failure for any reason to meet those projections;

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  variations in our net revenues, net loss/income and cash flow;

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  changes in the economic performance or market valuation of other education companies;

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  announcements of new investments, acquisitions by us or our competitors, strategic partnerships, joint ventures or capital commitments;

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  announcements of new services and expansions by us or our competitors;

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  detrimental negative publicity about us, our competitors or our industry;

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  changes in financial estimates by securities analysts;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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  potential litigation or regulatory investigations;

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  substantial sales or perception of sales of our ADSs in the public market;

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  fluctuations in market prices for our products;

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  any share repurchase program;

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  outbreaks of health epidemics, natural disasters, and other extraordinary events; and

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  general economic, regulatory or political conditions in China and the U.S.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. In addition, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some PRC companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of these PRC companies' securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other PRC companies may also negatively affect the attitudes of investors towards PRC-based companies in general, including us, regardless of whether we have conducted any inappropriate activities. Further, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. Moreover, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect operating performance. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, some of whom have been granted restricted share units under our share incentive plan.

We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term shareholder value, and share repurchases could increase the volatility of the price of our ADSs and could diminish our cash reserves.

        On September 9, 2019, our board of directors authorized a share repurchase program, pursuant to which we were authorized to repurchase our own Class A ordinary shares, in the form of ADSs, with an aggregate value of up to US$2.0 million during a six-month period between October 1, 2019 and March 31, 2020. The share repurchase program terminated on March 31, 2020. We cannot guarantee that any share repurchase program we may adopt in the future will be fully consummated or enhance long-term shareholder value, and any share repurchases could increase the volatility of the price of our ADSs and could diminish our cash reserves.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research reports and ratings that industry or securities analysts or ratings agencies publish about us, our business and the online education market in China in general. We do not have any control over these analysts or agencies. If one or more analysts or agencies who cover us downgrade our ADSs, or publish unfavorable research about us, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Our dual class share structure with different voting rights will limit your ability to influence corporate matters, could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial, and may adversely affect the trading market for our ADSs.

        Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share, with Class A and Class B ordinary shares voting together as one class on all matters subject to a shareholders' vote. As of February 29, 2020, our Class B ordinary shares represent 56.2% of our total outstanding ordinary shares on an as-converted basis and entitle their holders to 92.8% of our total voting power.

        As a result of the dual class share structure and the concentration of ownership, holders of our Class B ordinary shares have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial. For more information regarding our principal shareholders and their affiliated entities, see "Item 7. Major Shareholders and Related Party Transactions" in our 2019 Annual Report, which is incorporated in this prospectus by reference.

        In 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. All ADSs representing our Class A ordinary shares sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. To the extent shares are sold into the market, the market price of the ADSs could decline significantly. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

        In addition, certain holders of our existing shareholders are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of our ADSs to decline.

We have not determined a specific use for the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for the net proceeds of this offering, and the use of the net proceeds of this offering will be set forth in the applicable prospectus supplement. Our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

        A non-United States corporation, such as our company, will be classified as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). Although the law in this regard is not clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we exercise effective control over the consolidated VIEs and are entitled to substantially all of their economic benefits. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. Assuming that we are the owner of our consolidated VIEs for U.S. federal income tax purposes, and based upon our income and assets (taking into account goodwill and other unbooked intangibles) and the market price of our ADSs, we do not believe that we were a PFIC for the taxable year ended December 31, 2019 and do not anticipate becoming a PFIC in the foreseeable future.

        While we do not expect to be or become a PFIC in the current or foreseeable taxable years, the determination of whether we will be or become a PFIC will depend, in part, upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ADSs from time to time, which may be volatile). Furthermore, the determination of whether we will be or become a PFIC will depend, in part, on the composition of our income and assets. Fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets.

        Because determination of PFIC status is a fact-intensive inquiry made on an annual basis that depends upon the composition of our assets and income, no assurance can be given that we are not or will not become classified as a PFIC. If we were to be or become classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations" in our 2019 Annual Report, which is incorporated in this prospectus by reference) may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of our ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distributions is treated as an "excess distribution" under the U.S. federal income tax rules. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding, and disposing of ADSs if we are or become classified as a PFIC. For more information, see "Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations" in our 2019 Annual Report, which is incorporated in this prospectus by reference.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law of the Cayman Islands (2020 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        The Cayman Islands courts are also unlikely:

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  to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

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  to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law (2020 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the U.S. and their shareholders, see "Description of Share Capital—Differences in Corporate Law" included in this prospectus.

Judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. The majority of our current operations are conducted in the China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

        The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between you as ADS holders and us, or limit your ability to bring a claim in a judicial forum you find favorable. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

        In addition, under the deposit agreement, you as a holder of our ADSs, will have irrevocably waived any objection you may have to the laying of venue of any proceeding arising under the deposit agreement and irrevocably submitted to the exclusive jurisdiction of the federal and state courts located in New York, New York, in any such action or proceeding, including any claims arising under the federal securities laws. Such exclusive jurisdiction may, among other things, discourage lawsuits against, or involving, us or the depositary, lead to increased costs to bring a claim or limit your ability to bring a claim in a judicial forum you find favorable; however, there is uncertainty as to whether a court would enforce this provision. Furthermore, investors cannot waive compliance with federal securities laws and rules and regulations thereunder.

        In addition, the depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing claims arising under U.S. federal securities laws in federal courts.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

        As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is ten clear days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result of our current status as an emerging growth company, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events are also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC are less extensive and less timely as compared to that required to be filed with the SEC by United States domestic issuers.

        Furthermore, as a Cayman Islands company listed on the NYSE, we are permitted to elect to rely, and have relied, on the home country exemptions afforded to foreign private issuers under NYSE corporate governance rules, including:

  •
  an exemption from having a board of directors that is composed of a majority of independent directors;

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  an exemption from having an audit committee comprised of at least three members;

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  an exemption from having a compensation committee that is composed entirely of independent directors; and

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  an exemption from having a nominating and governance committee that is composed entirely of independent directors.

        As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a United States domestic issuer.

You may not receive dividends or other distributions on our Class A ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may not be able to participate in rights offerings and may experience dilution of your holdings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We incur increased costs as a result of being a public company, and we cannot predict or estimate the amount of additional future costs we may incur or the timing of such costs.

        As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including additional costs associated with our public company reporting obligations. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with reasonable certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

        We will not receive any proceeds from the sale of the securities described in this prospectus by the selling shareholders.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Law (2020 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital is US$150,000 divided into 1,500,000,000 shares comprising of (i) 1,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 350,000,000 Class B ordinary shares of a par value of US$0.0001 each and (iii) 150,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our Fifth Amended and Restated Memorandum and Articles of Association.

        As of the date of this prospectus, there are 177,450,848 Class A ordinary shares and 138,751,276 Class B ordinary shares outstanding.

        The following are summaries of material provisions of our Fifth Amended and Restated Memorandum and Articles of Association in effect as of the date of this prospectus insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our current memorandum and articles of association, which was filed as an exhibit to our 2019 Annual Report. For information on how to obtain copies of our current memorandum and articles of association, see "Where You Can Find More Information About Us".

Ordinary Shares

        General.    Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our Fifth Amended and Restated Memorandum and Articles of Association provides that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of Class A and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

        Voting Rights.    In respect of all matters subject to a shareholders' vote, each Class A ordinary share is entitled to one vote for each Class A ordinary share registered in his or her name on our register of members, and each Class B ordinary share is entitled to ten votes for each Class B ordinary share registered in his or her name on our register of members. Holders of Class A ordinary shares and Class B ordinary shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

        A quorum required for a meeting of shareholders consists of two or more shareholders who hold at least one-half of all voting power of our share capital in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the aggregate voting power of our company.

Advance notice of at least 10 days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Fifth Amended and Restated Memorandum and Articles of Association.

        Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

        Transfer of Ordinary Shares.    Subject to the restrictions set out below and the provisions above in respect of Class B ordinary shares, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of ordinary shares;

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  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

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  the shares are free from any lien in favour of the Company; and

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  a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

        Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

        Repurchase of Ordinary Shares.    The Companies Law and our Fifth Amended and Restated Articles of Association permit us to purchase our own shares. In accordance with our Fifth Amended and Restated Articles of Association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares, or by the creation or issue of shares with preferred or other rights including without limitation, the creation of shares with enhanced or weighted voting rights.

        Inspection of Books and Records.    Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Item 10. Additional Information—H. Documents on Display" in our 2019 Annual Report, which is incorporated in this prospectus by reference.

        Issuance of Additional Shares.    Our Fifth Amended and Restated Memorandum of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our Fifth Amended and Restated Memorandum of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Anti-Takeover Provisions.    Some provisions of our Fifth Amended and Restated Memorandum of Association of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman

Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Register of Members

        Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

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  the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

        Under Cayman Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Companies Law to have legal title to the shares as set against its name in the register of members.

        If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

        The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

        Mergers and Similar Arrangements.    A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares within four (4) months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Fifth Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Fifth Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law does not provide shareholders any right to put a proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our Fifth Amended and Restated Memorandum and Articles of Association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder's meeting. Other than this right to requisition a shareholders' meeting, our Fifth Amended and Restated Memorandum and Articles of Association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Fifth Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Fifth Amended and Restated Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders. We have adopted a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of the Company.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our Fifth Amended and Restated Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Fifth Amended and Restated Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Fifth Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our Fifth Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Fifth Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs which you will be entitled to receive in this offering. Each ADS will represent ownership of 15 Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

        The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. See "Where You Can Find More Information About Us" for directions on how to obtain copies of those documents.

Holding the ADSs

  How will you hold your ADSs?

        You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (ii) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

  How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

    Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Item 10. Additional Information—E. Taxation" in our 2019 Annual Report, which is incorporated in this prospectus by reference. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

  How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such securities.

  How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

  How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

  How do you vote?

        You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Compliance with Regulations

  Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our board of directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

  Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NYSE and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of ADSs held):

Service	Fees

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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of the ADSs held) such as:

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  Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary has agreed to pay certain amounts to us in exchange for its appointment as depositary. We may use these funds towards our expenses relating to the establishment and maintenance of the ADR program, including investor relations expenses, or otherwise as we see fit. The depositary may pay us a fixed amount, it may pay us a portion of the fees collected by the depositary from holders of ADSs, and it may pay specific expenses incurred by us in connection with the ADR program. Neither the depositary nor we may be able to determine the aggregate amount to be paid to us because (i) the number of ADSs that will be issued and outstanding and the level of dividend and/or servicing fees to be charged may vary, and (ii) our expenses related to the program may not be known at this time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

  How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

  Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

        The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims arising under the U.S. federal securities laws in federal courts. The arbitration provision of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of the Company's or the depositary's compliance with the U.S. federal securities laws or the rules and regulations promulgated thereunder.

Jury Trial Waiver

        The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

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  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class A ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities, or

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  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

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  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class A ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver Class A ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Class A ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of Class A ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Class A ordinary shares or ADSs to be deposited, (b) agrees to indicate the depositary as owner of such Class A ordinary shares or ADSs in its records and to hold such Class A ordinary shares or ADSs in trust for the depositary until such Class A ordinary shares or ADSs are delivered to the depositary or the custodian, unconditionally guarantees to deliver such Class A ordinary shares or ADSs to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (2) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SELLING SHAREHOLDERS

        Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell our Class A ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. These Class A ordinary shares, including those represented by ADSs, were (i) issued in private placements prior to our initial public offering or converted from shares so issued, (ii) issued in our initial public offering, or (iii) issued upon exercise of awards under our share incentive plans.

        Such selling shareholders may sell shares of our Class A ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our Class A ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

 PLAN OF DISTRIBUTION

        We and the selling shareholders may sell or distribute the securities offered by this prospectus and any applicable prospectus supplement and related free writing prospectus, from time to time, in one or more offerings, as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to investors;

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  in "at-the-market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

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  through a combination of any of these methods of sale.

        We will set forth in a free writing prospectus or prospectus supplement the terms of the offering of securities, including:

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  the name or names of any agents, dealers or underwriters;

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  the purchase price of the securities being offered and the proceeds we will receive from the sale;

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  any over-allotment options under which underwriters may purchase additional securities from us or the selling shareholders;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  the public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which such securities may be listed.

        If we or the selling shareholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or the selling shareholders may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We or the selling shareholders may use underwriters with whom we have a material relationship. We will describe in a free writing prospectus or prospectus supplement naming the underwriter and the nature of any such relationship.

        We or the selling shareholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

        We or the selling shareholders may also sell securities directly to one or more purchasers without using underwriters or agents.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us or the selling shareholders, as applicable, and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in a free writing prospectus or the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling shareholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling shareholders in the ordinary course of their businesses.

        Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the securities.

        In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities, if any, from us or the selling shareholders in the offering. If the underwriters have an over-allotment option to purchase additional securities from us or the selling shareholders, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

        Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

        In addition, we or the selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of the securities offered by this prospectus are set forth in "Item 10. Additional Information—E. Taxation" in our 2019 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to enjoy the following benefits:

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  political and economic stability;

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  an effective judicial system;

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  a favorable tax system;

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  the absence of exchange control or currency restrictions; and

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  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

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  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

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  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        All of our operations are conducted outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Travers Thorp Alberga, our counsel as to Cayman Islands law, and Tian Yuan Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Travers Thorp Alberga has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Travers Thorp Alberga has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        We have been advised by Tian Yuan Law Firm, our PRC counsel, that there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws, or entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of CHINA ONLINE EDUCATION GROUP incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People's Republic of China.